Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PATTERSON-UTI ENERGY, INC.,

PJ MERGER SUB INC.,

PJ SECOND MERGER SUB LLC,

BEP DIAMOND HOLDINGS CORP.

and

BEP DIAMOND TOPCO L.P.

as the Stockholder

DATED AS OF

July 3, 2023

i

EXHIBITS

Exhibit A	Form of Written Consent
Exhibit B(i)	Form of Adjustment Escrow Agreement
Exhibit B(ii)	Form of SC Escrow Agreement
Exhibit C	Reference Balance Sheet
Exhibit D	Form of Company Closing Certificate
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Resignation Letter
Exhibit G	Form of Parent Closing Certificate
Exhibit H	Certificate of Merger I
Exhibit I	Certificate of Merger II
Exhibit J	Certificate of Accredited Investor Status

SCHEDULES

Schedule E	EBITDA
Schedule SC	Specified Claim

DISCLOSURE LETTERS

Company Disclosure Letter

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 3, 2023, is entered into by and among Patterson-UTI Energy, Inc., a Delaware corporation (“Parent”), PJ Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Merger Sub I”), PJ Second Merger Sub LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Parent (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”), BEP Diamond Holdings Corp., a Delaware corporation (the “Company”) and BEP Diamond Topco L.P., a Delaware limited partnership, as sole stockholder of the Company (the “Stockholder”).

RECITALS

WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), the Delaware Limited Liability Company Act (the “DLLCA”) and other applicable laws, (a) Merger Sub I shall be merged with and into the Company (the “First Merger”), with the Company being the surviving entity in the First Merger and continuing (immediately following the First Merger) as a direct, wholly owned Subsidiary of Parent (the “Surviving Corporation”), and (b) immediately following the First Merger, the Surviving Corporation shall be merged with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), with Merger Sub II being the surviving entity in the Second Merger and continuing (immediately following the Second Merger) as a direct, wholly owned Subsidiary of Parent (the “Surviving Company”);

WHEREAS, the board of directors of the Company has unanimously (a) approved, adopted and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and conditions set forth in this Agreement and (b) resolved to recommend approval and adoption of this Agreement and the transactions contemplated hereby, including the Mergers, by the Stockholder, as sole Stockholder of the Company, in accordance with the DGCL;

WHEREAS, the Stockholder, in its capacity as the holder of one-hundred percent (100%) of the outstanding voting stock of the Company, in accordance with Section 228 of the DGCL, has entered into the written consent in the form attached hereto as Exhibit A (the “Written Consent”), approving and adopting this Agreement and the transactions contemplated hereby, including the Mergers, in each case, effective as of immediately following the execution of this Agreement by the parties hereto;

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the First Merger and the Second Merger, taken together, will constitute an integrated transaction, described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (b) this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a) (clauses (a) and (b), the “Intended Tax Treatment”);

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the board of directors of Merger Sub I has unanimously (a) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, upon the terms and conditions set forth in this Agreement and (b) resolved to recommend approval and adoption of this Agreement and the transactions contemplated hereby, including the Mergers, by Parent, as sole stockholder of Merger Sub I, in accordance with the DGCL; and

WHEREAS, Parent (i) as the sole member of Merger Sub II, has approved and adopted this Agreement concurrently with its execution, and (ii) as the sole stockholder of Merger Sub I, has entered into a written consent approving and adopting this Agreement and the transactions contemplated hereby, including the Mergers, in each case, effective as of immediately following the execution of this Agreement by the parties hereto.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1    Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“280G Waiver” has the meaning set forth in Section 6.9.

“2024 EBITDA” has the meaning set forth in Section 3.4(d)(i).

“2024 EBITDA Target” means $210,000,000.

“Accounting Methodology” means the principles, methods and practices set forth in Section 1.1(a) of the Company Disclosure Letter.

“Accredited Investor Certificate” has the meaning set forth in Section 3.3(a)(vi).

“Action” means any cause of action, derivative action, litigation, lawsuit, arbitration, mediation or other legal proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, in law or in equity.

“Additional Listing Notification” has the meaning set forth in Section 6.12.

“Adjustment Escrow Account” has the meaning set forth in Section 3.3(b)(v).

“Adjustment Escrow Agreement” means the escrow agreement to be entered into at Closing by and among Parent, the Stockholder and Escrow Agent in substantially the form attached hereto as Exhibit B(i).

“Adjustment Escrow Amount” means an amount of cash equal to $5,000,000, to be held and distributed by the Escrow Agent in accordance with the terms of the Adjustment Escrow Agreement and pursuant to Section 3.4.

“Adjustment Time” means 11:59 p.m., Houston time, on the day immediately preceding the Closing Date. Any Indebtedness and Transaction Expenses of the Company and any of its Subsidiaries incurred between the Adjustment Time and the Closing shall be deemed incurred as of the Adjustment Time. Cash and Cash Equivalents shall be reduced for any payments made between the Adjustment Time and the Closing which are not captured as a deduction to the Purchase Price through either a liability in Net Working Capital, Indebtedness or Transaction Expenses.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, that in no event shall the Company or any of the Company Subsidiaries be considered an Affiliate of any other portfolio company of any investment fund affiliated with Blackstone Inc. or American Securities LLC, nor shall any other portfolio company of any investment fund affiliated with Blackstone Inc. or American Securities LLC be considered to be an Affiliate of the Company or any of the Company Subsidiaries.

“Agreed Adjustments” has the meaning set forth in Section 3.4(d)(ii)(B).

“Agreement” has the meaning set forth in the Preamble.

“Anti-Money Laundering Law” means, only to the extent applicable, the United States Anti-Money Laundering Act and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and its implementing regulations and all other anti-money laundering laws applicable to the Company or the Company Subsidiaries.

“Applicable Date” has the meaning set forth in Section 5.6(a).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or Order to close.

“Business Trade Secrets” has the meaning set forth in Section 4.9(e).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cash and Cash Equivalents” means the aggregate amount, without duplication, of all cash and cash equivalents held by, and reflected on the books and records of, the Company and the Company Subsidiaries (including marketable securities, short-term investments and the amounts of any received but uncleared checks, drafts and wires, and net of the amounts of any issued but uncleared checks, bank transfers, drafts and wires), calculated on a consolidated basis and determined in accordance with the Accounting Methodology; provided, however, that Cash and Cash Equivalents shall not include Restricted Cash, security deposits or vendor deposits. For Cash and Cash Equivalents held in non-United States dollars, the amount of such Cash and Cash Equivalents will be determined by using the Exchange Rates to denominate the value of such Cash and Cash Equivalents in United States dollars.

“Cash Consideration” means the amount of cash equal to the Estimated Purchase Price, minus (a) the Stock Consideration (valued at the Per Share Price), minus (b) the Adjustment Escrow Amount, minus (c) any cash used to fund the SC Escrow Amount.

“Certificate of Merger I” has the meaning set forth in Section 2.2(a).

“Certificate of Merger II” has the meaning set forth in Section 2.2(b).

“Certificates of Merger” has the meaning set forth in Section 2.2(b).

“Change” has the meaning set forth in the definition of Material Adverse Effect.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Statement” has the meaning set forth in Section 3.4(a).

“Closing Stock Consideration” means a number of shares of Parent Common Stock equal to (a) the Stock Consideration, minus (b) any shares of Parent Common Stock used to fund the SC Escrow Amount.

“Code” has the meaning set forth in the Recitals.

“Collective Bargaining Agreement” means any collective bargaining agreement, memorandum of understanding or other labor Contract between the Company or any Company Subsidiary and any labor organization, works council or other authorized employee representative representing employees of the Company or any Company Subsidiary.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Letter” has the meaning set forth in Article 4.

“Company Documents” means all of the agreements, documents, instruments or certifications contemplated by this Agreement to be executed by the Company or any Company Subsidiary.

“Company Group Confidential Information” has the meaning set forth in Section 6.3(e).

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IT Systems” means computer hardware, servers, networks, platforms, firmware, applications, databases, peripherals, data communication lines, and other information technology equipment and related systems, including any outsourced systems and processes and Internet websites and related content utilized by the Company or its Subsidiaries.

“Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.

“Company Plan” has the meaning set forth in Section 4.15(a).

“Company Released Parties” has the meaning set forth in Section 10.11.

“Company Subsidiary” or “Company Subsidiaries” has the meaning set forth in Section 4.3.

“Competition Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act and any other Law or Order that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidential Information” has the meaning set forth in Section 6.3(c).

“Confidentiality Agreement” has the meaning set forth in Section 6.3(c).

“Consent” means any filing, notice, report, registration, approval, consent, ratification, Permit, permission, waiver, expiration of waiting periods or authorization.

“Continuation Period” has the meaning set forth in Section 6.8(a).

“Continuing Employees” has the meaning set forth in Section 6.8(a).

“Contract” means any written or oral contract, indenture, note, bond, lease, commitment or other legally binding agreement, whether written or oral.

“control” has the meaning set forth in the definition of Affiliate.

“Conveyance Taxes” has the meaning set forth in Section 10.15.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the treatment of data or otherwise relating to privacy, security, data protection, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information or security breach notification requirements and applicable to the Company or any of its Subsidiaries or any data used or held for use by the Company or its Subsidiaries in all relevant jurisdictions: (a) the Company’s and its Subsidiaries’ own rules, policies, and procedures; (b) all applicable Laws and guidelines from Governmental Authorities concerning the privacy or security of Personal Information, and all regulations promulgated thereunder, to the extent applicable to the Company and its Subsidiaries, including the European General Data Protection Regulation of April 27, 2016

(Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws, the UK Data Protection Act 2018 and the GDPR as incorporated into UK law pursuant the European Union (Withdrawal) Act 2018, the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, state social security number protection Laws, state data breach notification Laws, and state consumer protection Laws including the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act, the Virginia Consumer Data Protection Act, and the New York SHIELD Act; (c) industry standards applicable to the industry in which the Company operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (d) applicable provisions of Contracts into which the Company or any of its Subsidiaries has entered or by which they are otherwise bound.

“date hereof” and “date of this Agreement” mean the date first written above.

“DGCL” has the meaning set forth in the Recitals.

“Discussion Period” has the meaning set forth in Section 3.4(d)(ii)(C).

“Dispute Statement” has the meaning set forth in Section 3.4(b)(iii).

“DLLCA” has the meaning set forth in the Recitals.

“Earn-Out Deliveries” has the meaning set forth in Section 3.4(d)(ii).

“Earn-Out Financial Statements” has the meaning set forth in Section 3.4(d)(ii).

“Earn-Out Payment” has the meaning set forth in Section 3.4(d)(i).

“Earned Bonuses” has the meaning set forth in Section 6.8(c).

“EBITDA” has the meaning set forth on Schedule E attached hereto.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Encumbrance” means any and all liens, charges, mortgages, options, pledges, rights of first offer or refusal, security interests, hypothecations, easements, rights-of-way, zoning restrictions, defects or irregularities in title, adverse claims, or other encumbrances in respect of any property or asset (any action of correlative meaning, to “Encumber”).

“Enterprise Value” means an amount equal to $736,450,000.00.

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment and natural resources, and human health and safety (to the extent related to exposure to Hazardous Materials), including the following statutes and any analogous state or local statutes, ordinances, rules, or regulations: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act (to the extent regulating Hazardous Materials); the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the Oil Pollution Act of 1990; and the Rivers and Harbors Appropriation Act.

“Environmental Permit” means any Permit or authorization required by Environmental Laws.

“Equitable Exceptions” has the meaning set forth in Section 4.4.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” with respect to the Company means any other entity that, together with the Company, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreements” means the Adjustment Escrow Agreement and the SC Escrow Agreement.

“Estimated Closing Statement” has the meaning set forth in Section 3.2(b)(i).

“Estimated Purchase Price” has the meaning set forth in Section 3.2(b)(i).

“Estimated Transaction Expenses” has the meaning set forth in Section 3.2(b)(i).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rates” means as described in the specific policies in the Accounting Methodology.

“Existing Indemnification Arrangements” has the meaning set forth in Section 6.6(a).

“Final Closing Statement” has the meaning set forth in Section 3.4(b)(iv).

“Final Purchase Price” has the meaning set forth in Section 3.4(b)(iv).

“Finance Entities” has the meaning set forth in Section 4.7.

“Financial Statements” has the meaning set forth in Section 4.7.

“First Effective Time” has the meaning set forth in Section 2.2(a).

“First Merger” has the meaning set forth in the Recitals.

“Fraud” means, with respect to the making of any representation or warranty set forth in Article 4 or Article 5, or in any certificate delivered pursuant to this Agreement, an act, committed by a party hereto, that (a) constitutes a false representation of material fact made in this Agreement (including the Company Disclosure Letter) or in any certificate delivered pursuant to this Agreement; (b) is undertaken with knowledge that such representation is false or with reckless indifference to the falsity of such representation; (c) is undertaken with an intention to induce the other party hereto to act or refrain from acting in reliance upon it; and (d) causes such party to suffer damage.

“Fundamental Representations” shall mean the representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2(a) and (b) (Capitalization of the Company); Section 4.4 (Authority; Binding Obligation), Section 4.5(a) (No Defaults or Conflicts), Section 4.22 (Brokers), Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization of Parent and Merger Sub), Section 5.3 (Authority; Binding Obligation), Section 5.4 (No Defaults or Conflicts) and Section 5.9 (Brokers).

“GAAP” means United States generally accepted accounting principles, as in effect (a) with respect to financial information for periods on or after the Closing Date, as of the date of this Agreement, and (b) with respect to financial information for periods prior to the Closing Date, as of the applicable time.

“Governmental Antitrust Entity” means any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, including all branches of the foregoing, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United States of America, any non-U.S. government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization.

“Governmental Authorizations” has the meaning set forth in Section 4.6.

“Government Official” means any officer, employee, official, representative, or any Person acting for or on behalf of any Governmental Authority, Tax Authority, or public international organization, any political party or official thereof, and any candidate for political office.

“Hazardous Material” means any substance, material or waste that is regulated as “hazardous” or “highly hazardous” or “toxic,” or as a “pollutant” or a “contaminant” or a “hazardous waste” under applicable Environmental Law, including petroleum and petroleum products, including crude oil and any fractions thereof, natural gas, synthetic gas, and any mixtures thereof, lead, polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon.

“Historical Financial Statements” has the meaning set forth in Section 4.7.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improper Payment Laws” means the Foreign Corrupt Practices Act of 1977 or any other applicable Law concerning anti-bribery, anti-corruption, illegal payments, or gratuities, including the provisions of all anti-corruption and anti-bribery Laws of each jurisdiction in which the Company or any Company Subsidiary operates or has operated or in which any Person acting on behalf thereof is conducting or has conducted business.

“Income Tax Amount” means an amount (which amount shall not be less than zero for any jurisdiction) equal to the aggregate liability of the Company and the Company Subsidiaries for unpaid income Taxes, in each case, to the extent such Taxes both (i) related to a Pre-Closing Tax Period (or the portion of any Straddle Period ending on the Closing Date as determined in accordance with Section 6.16(b)) and (ii) are either (A) reported on a Tax Return the first due date for which arises after the Closing Date or (B) on a Tax Return that was filed prior to the closing Date (to the extent such Taxes have not been paid prior to Closing). The Income Tax Amount shall be calculated: (a) in accordance with the past practices of the Company and the Company Subsidiaries in preparing their Tax Returns (except as otherwise provided in this definition or as otherwise required by a change in law); (b) by taking all Transaction Tax Deductions into account in a Pre-Closing Tax Period (or the portion of a Straddle Period ending on the Closing Date) to the extent deductible therein at a “more likely than not” or higher level of comfort; (c) by including an amount equal to the amount of Tax (if any) that would be imposed on the Company and the Company Subsidiaries as a result of the application of Section 951(a) or Section 951A of the Code, if the taxable year of each of the Company Subsidiaries that is a foreign corporation (but whose taxable year does not actually close in connection with the transactions contemplated by this Agreement) was deemed to close as of the end of the Closing Date; (d) by taking into account any estimated or other prepaid income Taxes to the extent such payments have the effect of reducing (but not below zero) the particular income Tax liability in respect of which such payments were made; (e) by excluding any deferred income Tax assets or deferred income Tax liabilities; and (f) by excluding any income Taxes attributable directly to any (i) Post-Closing Tax Action, (ii) financing arrangement entered into by or at the direction of Parent or any of its Affiliates (including, following the Closing, the Company and the Company Subsidiaries), or (iii) action taken by Parent or any of its Affiliates (including, following the Closing, the Company and the Company Subsidiaries) on the Closing Date after the Closing that is outside the Ordinary Course of Business.

“Indebtedness” means, with respect to the Company and the Company Subsidiaries, without duplication, (a) indebtedness for borrowed money and/or obligations evidenced by a note, debenture, bond, mortgage or other debt instrument or debt security (including the Specified Funded Indebtedness); (b) (i) obligations under any interest rate, currency or other hedging agreement and (ii) benefits (which for the avoidance of doubt, shall be a reduction to total Indebtedness) relating to the interest rate swap arrangement identified on Section 1.1(b) of the Company Disclosure Letter, in each case, valued at the termination value thereof; (c) obligations under any performance bond, surety bond, banker’s acceptance or similar facility or letter of credit, but only to the extent drawn or called; (d) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which, and to the extent, are classified and accounted for under the Accounting Methodology as capital leases; (e) the Income Tax Amount; (f) obligations (contingent or otherwise) for the deferred purchase price of property or services, including any earnout liabilities associated with past acquisitions (other than current liabilities taken into account in the calculation of Net Working

Capital); (g) unpaid fees and expenses payable by the Company pursuant to the Management Services Agreement; (h) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company; (i) any severance or other termination-related payments with respect to any termination of any current or former Service Provider that occurs at or prior to the Closing, plus the employer portion of any employment, payroll or similar Taxes related to the foregoing (calculated as if such amounts were payable in full at the Closing Date); (j) any declared but unpaid dividends or amounts owed to Stockholder or its Affiliates; (k) obligations of others secured by an Encumbrance on any asset of the Company or its Subsidiaries; (l) obligations related to discontinued operations; (m) the amount of any income Taxes, calculated at an assumed Tax rate of twenty-three percent (23%), that would become payable by the Company or its Subsidiaries in connection with the cancellation, settlement or unwinding of the interest rate swap arrangement identified on Section 1.1(b) of the Company Disclosure Letter (but solely to the extent such income Taxes are not otherwise taken into account in determining the Income Tax Amount, it being understood that to the extent all such income Taxes are taken into account in determining the Income Tax Amount, then the amount contemplated by this clause (m) shall be $0); (n) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (m) above; and (o) any unpaid interest, breakage costs, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment, cancellation or termination of any of the obligations referred to in the foregoing clauses (a) through (n) or as a result of the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, “Indebtedness” shall not include (i) any amounts to the extent constituting or otherwise reflected in Transaction Expenses or Net Working Capital (to avoid any double-counting with any other adjustments), (ii) any obligations that are solely between and among the Company and the Company Subsidiaries, (iii) any Indebtedness incurred by Parent and its Affiliates (whether or not subsequently assumed by the Company or any of the Company Subsidiaries) on the Closing Date, (iv) any letters of credit provided on Section 6.19 of the Company Disclosure Letter, and (v) any budgeted but unspent capital expenditures. For Indebtedness payable in non-United States dollars, the amount of such Indebtedness will be determined by using the Exchange Rates to denominate the value of such Indebtedness in United States dollars.

“Indebtedness Payoff Amount” means the aggregate principal amount of the Specified Funded Indebtedness, plus all accrued but unpaid interest, fees and other amounts payable thereon (including any breakage costs, premiums, prepayment or other penalties or other obligations relating thereto), in each case, as set forth in the Payoff Letters.

“Indemnified Parties” has the meaning set forth in Section 6.6(a).

“Independent Accountant” has the meaning set forth in Section 3.4(b)(iii).

“Insurance Policies” has the meaning set forth in Section 4.18.

“Intellectual Property” means all intellectual property rights of every kind throughout the world, including the following: (a) patents, patent applications and invention disclosures, including amendments, certificates of correction, counterparts, continuations, continuations-in-part, divisionals, extensions, non-provisionals, provisionals, reexaminations, reissues, renewals, reviews and substitutions thereof (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, corporate names, logos and other indicia of origin or source, all registrations and applications for all of the foregoing, including all extensions, modifications and renewals thereof, as well as all goodwill related thereto (collectively, “Trademarks”); (c) published and unpublished works of authorship, copyrights, mask works, Software, and all registrations and applications for all of the foregoing, including all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (d) trade secrets, including confidential and proprietary information, know-how, inventions, technical information, patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, codes, schematics, databases, drawings, models, methodologies, and customer lists, whether tangible or intangible and whether stored, compiled or memorialized physically, electronically, graphically, photographically or in writing (collectively, “Trade Secrets”), (e) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with social media companies (e.g., Twitter, Facebook) and the content, handles and identifiers and designations found thereon and related thereto, and URLs (collectively, “Domain Names”); (f) Company IT Systems; (g) rights of publicity, privacy and rights to personal information; (h) moral rights and rights of attribution and integrity; and (i) all other intellectual property or proprietary rights, remedies and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interim Financial Statements” has the meaning set forth in Section 4.7.

“IP Licenses” means all Contracts pursuant to which Intellectual Property is licensed to the Company or its Subsidiary by a third party (excluding Off-the-Shelf Software Licenses and non-exclusive licenses incidental to the supply of goods and services) or pursuant to which the Company or any of its Subsidiaries has granted to a third party the right to use any Owned Intellectual Property (other than non-exclusive licenses granted by the Company or its Subsidiaries to customers or service providers in the Ordinary Course of Business).

“IRS” means the United States Internal Revenue Service.

“K&E” means Kirkland and Ellis LLP.

“Knowledge” means, (a) when used with respect to Parent and Merger Subs, the actual knowledge, after reasonable inquiry of such individual’s direct reports who would reasonably be expected to have actual knowledge of the matter in question, of William A. Hendricks, Jr., C. Andrew Smith or James M. Holcomb and (b) when used with respect to the Company or any Company Subsidiary, the actual knowledge, after reasonable inquiry of such individual’s direct reports who would reasonably be expected to have actual knowledge of the matter in question, of John Clunan, Maria Mejia, Douglas Stephens or Hossam Ayyad.

“Last Balance Sheet” has the meaning set forth in Section 4.7.

“Law” means any federal, state, local or non-U.S. law, statute, code, ordinance, rule or regulation.

“Lease” or “Leases” has the meaning set forth in Section 4.19(b).

“Leased Real Property” has the meaning set forth in Section 4.19(b).

“Licensed Intellectual Property” means Intellectual Property that the Company or its Subsidiaries are licensed or otherwise permitted by other Persons to use.

“Management Holdings Profits Interest Incentive Plan” means the BEP Diamond Topco Management Holdings LLC Profits Interest Incentive Plan, as amended and restated from time to time.

“Management Services Agreement” means that certain Support and Services Agreement, dated as of November 26, 2018, by and between BEP Diamond Holdings Corp., BEP Diamond Merger Corp., Blackstone Capital Partners VII L.P., Blackstone Energy Partners II L.P. and Blackstone Management Partners L.L.C.

“Material Adverse Effect” means, when used with respect to any party hereto, any fact, circumstance, effect, change, event, occurrence, or development (“Change”) that, individually or in the aggregate, (a) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of such party or its Subsidiaries to consummate the transactions contemplated by this Agreement or (b) has, or would have, a material adverse effect on the condition (financial or otherwise), business, results of operations, properties, assets or liabilities of such party and its Subsidiaries, taken as a whole; provided, however, that, in the case of clause (b) only, none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (i) the effect of any Change in the United States or non-U.S. economies or securities, financial, banking or credit markets (including changes in interest or exchange rates), commodities markets (including the price of commodities or raw materials used by such party or any of its Subsidiaries, including hydrocarbon prices) or geopolitical conditions in general; (ii) the effect of any Change that generally affects any industry in which such party or any of its Subsidiaries or any of their customers operates (including the demand for, and availability and pricing of, raw materials, oil and other commodities, and the marketing and transportation thereof) or in which the services of such party or any of its Subsidiaries are used, or seasonal changes in the results of operations of such party or its Subsidiaries; (iii) the effect of any Change arising in connection with natural disasters, global or national political conditions, hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such political conditions, hostilities, acts of war, sabotage, terrorism or military actions; (iv) the effect of any action taken by such party or any of its Subsidiaries at the request of the other party; (v) the effect of any change in applicable Law or GAAP (or the interpretation, enforcement or implementation thereof); (vi) the failure of such party or any of its Subsidiaries to meet any internal or third-party projections, forecasts or estimates (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect to the extent permitted by this Agreement); (vii) any Change resulting from the announcement or pendency of this Agreement, including the impact thereof on such party’s and its Subsidiaries’ relationships with employees, labor organizations, Governmental Authorities, customers, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with such party or any of its

Subsidiaries (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the entry into, announcement or pendency of this Agreement or the consummation of the transactions contemplated hereby); (viii) changes relating to disease outbreaks, pandemics, epidemics, public health events or human health crisis (including COVID-19), including resulting actions or inactions that are reasonably prudent or reasonably necessary to mitigate the effects thereof, including any action taken by any Governmental Authority in respect thereof or (ix) any change, in and of itself, in the market price or trading volume of such party’s securities; provided, that any Change referred to in the foregoing clauses (i)-(iii), (v) and (viii) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on such party and its Subsidiaries, taken as a whole, compared to other participants in the industries in which such party and its Subsidiaries conduct their businesses.

“Material Contracts” has the meaning set forth in Section 4.11.

“Material Customers” has the meaning set forth in Section 4.29(a).

“Material Employment Arrangement” has the meaning set forth in Section 4.15(a).

“Maximum Earn-Out Payment” has the meaning set forth in Section 3.4(d).

“Maximum Premium” has the meaning set forth in Section 9.1(b).

“Merger Sub I” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“Merger Subs” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in the Recitals.

“Nasdaq” means the Nasdaq Global Select Market.

“Net Working Capital” means an amount equal to the current assets of the Company and the Company Subsidiaries, minus the current liabilities of the Company and the Company Subsidiaries, in each case, calculated on a consolidated basis in accordance with the Accounting Methodology and in a form and format as set forth on Exhibit C. Exhibit C includes a sample calculation of Net Working Capital, Indebtedness and Cash and Cash Equivalents, assuming May 31, 2023 was the Adjustment Time; provided that the actual Net Working Capital, Indebtedness and Cash and Cash Equivalents will be calculated as of the actual Adjustment Time. For the avoidance of doubt, “Net Working Capital” shall not include or take into account any (a) deferred Tax assets, deferred Tax liabilities, any deferred Tax established to reflect timing differences between book and Tax liability, any income Tax liabilities or any income Tax assets, (b) amounts to the extent constituting or otherwise reflected in Cash and Cash Equivalents, Indebtedness or Transaction Expenses (including any balance sheet accounts arising from Transaction Expenses) (to avoid any double-counting with any other adjustments), (c) Restricted Cash or other amounts excluded from Cash and Cash Equivalents, (d) assets or contra liabilities relating to Indebtedness

(such as unamortized debt issuance costs), (e) any loans or amounts receivable from Stockholder or its Affiliates, (f) assets and liabilities arising from obligations that are solely between and among the Company and the Company Subsidiaries, (g) current assets and/or current liabilities relating to interest rate, currency, swap or other hedging arrangements including the interest rate swap arrangement identified on Section 1.1(b) of the Company Disclosure Letter, or (h) any receivable in connection with the CARES Act.

“NexTier Merger Agreement” means the Agreement and Plan of Merger, dated as of June 14, 2023, by and among Parent, Pecos Merger Sub Inc., Pecos Second Merger Sub LLC and NexTier Oilfield Solutions Inc.

“Non-Party Affiliates” has the meaning set forth in Section 10.17.

“Notice of Objection” has the meaning set forth in Section 3.4(d)(ii)(A).

“OFAC” has the meaning set forth in Section 4.25.

“Off-the-Shelf Software Licenses” means any licenses for software that are generally commercially available on a nonexclusive basis on standard terms, including licenses for open-source software.

“Order” means any order, injunction, judgment, decree, ruling, writ or arbitration award of a Governmental Authority.

“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of business of the day-to-day operations of such Person and its Subsidiaries (taken as a whole) consistent with past practice.

“Organizational Documents” means, with respect to any Person that is an entity, the certificate of incorporation and bylaws (or the equivalent organizational documents) of such Person.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 4.19(a).

“Pandemic Response Law” means the CARES Act, the Executive Order Re. Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster (Aug. 8, 2020), IRS Notice 2020-65 and IRS Notice 2021-11.

“Parent” has the meaning set forth in the Preamble.

“Parent Arrangements” has the meaning set forth in Section 6.9.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Capital Stock” has the meaning set forth in Section 5.2(a).

“Parent Common Stock” means shares of Parent’s common stock, par value $0.01.

“Parent Confidentiality Agreement” means that certain Confidentiality Agreement dated June 12, 2023 by and between Blackstone Management Partners L.L.C. and Parent.

“Parent Documents” means all of the agreements, documents, instruments or certifications contemplated by this Agreement to be executed by Parent, Merger Sub I or Merger Sub II.

“Parent Material Adverse Effect” means a Material Adverse Effect with respect to Parent.

“Parent Plan” has the meaning set forth in Section 6.8(b).

“Parent Preferred Stock” has the meaning set forth in Section 5.2(a).

“Parent SEC Documents” has the meaning set forth in Section 5.6(a).

“Parent Stock Plans” means, collectively, Parent’s 2005 Long-Term Incentive Plan, Parent’s 2014 Long-Term Incentive Plan and Parent’s 2021 Long-Term Incentive Plan.

“Parent Trading Price” means as of any date of determination, the volume weighted average sales price per share as traded on Nasdaq of the shares of Parent Common Stock calculated for the thirty (30)-trading day period ending with the last complete trading day prior to such date of determination.

“Parent’s 2005 Long-Term Incentive Plan” means the Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan, as amended.

“Parent’s 2014 Long-Term Incentive Plan” means the Patterson-UTI Energy, Inc. 2014 Long-Term Incentive Plan, as amended and restated.

“Parent’s 2021 Long-Term Incentive Plan” the Patterson-UTI Energy, Inc. 2021 Long- Term Incentive Plan.

“Parent’s Notice of Disagreement” has the meaning set forth in Section 3.2(b)(i).

“Payoff Letters” has the meaning set forth in Section 3.2(a)(i).

“Per Share Price” means $10.50 per share of Parent Common Stock.

“Permits” has the meaning set forth in Section 4.14.

“Permitted Encumbrances” means, (a) Encumbrances securing the obligations of the Company and the Company Subsidiaries pursuant to the Specified Funded Indebtedness (which Encumbrances shall be removed on the Closing Date); (b) Encumbrances for Taxes, assessments and other government charges not yet due and payable or the amount or validity of which are being contested in good faith by appropriate Action and for which adequate reserves have been established in accordance with GAAP; (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’, vendors’ or other like Encumbrances arising in the Ordinary Course of Business; (d) Encumbrances relating to the transferability of securities under applicable securities Laws;

(e) Encumbrances securing rental payments under capitalized leases; (f) Encumbrances in favor of the lessors under the Leases, or encumbering the interests of the lessors in the Lease; (g) any such matters of record, Encumbrances and other imperfections of title that do not, individually or in the aggregate, impair in any material respect the continued ownership, use and operation of the real properties or assets to which they relate in the business of the Company and the Company Subsidiaries as currently conducted; (h) non-exclusive licenses of Intellectual Property rights granted in the Ordinary Course of Business; (i) gaps in the chain of title of any Owned Real Property disclosed by current commitments for standard coverage policies of title insurance covering the applicable Owned Real Property; (j) Encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers’ or unemployment compensation and employment insurance related liabilities and other Encumbrances under social security Laws, or similar Laws; (k) any interest or title of a lessor of any assets being leased pursuant to an equipment lease; (l) Encumbrances caused or created by Parent or arising under this Agreement; and (m) the Encumbrances set forth on Section 1.1(c) of the Company Disclosure Letter.

“Person” means any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Personal Information” means any information defined as “personal data,” “personally identifiable information” or “personal information” or any functional equivalent of these terms relevant under any applicable Law, including: (a) any information that identifies, or is reasonably capable of being associated with any individual or household (including name, address, telephone number, electronic mail address, social security number, bank account number, credit card number or demographic information); or (b) any information that is regulated or protected by one or more Data Security Requirement (including sensitive personal information, any special categories of personal information regulated thereunder or covered thereby and HIPAA).

“Post-Closing Tax Action” means, except with the prior written consent of the Stockholder, which may be withheld by the Stockholder in its sole discretion: (a) the filing of any Tax Return by Parent or its Affiliates (including the Company and the Company Subsidiaries) with respect to the Company or the Company Subsidiaries for any Pre-Closing Tax Period or Straddle Period in a manner that is not consistent with Section 6.16(b), (b) the making, revoking or changing of any Tax election by Parent or its Affiliates (including the Company and the Company Subsidiaries) with respect to any Pre-Closing Tax Period or Straddle Period, (c) the initiation of any voluntary disclosure agreement or program by Parent or its Affiliates (including the Company and the Company Subsidiaries) with respect to the Company or the Company Subsidiaries, or (d) the affirmative initiation of any discussions or examinations with a Governmental Authority regarding Taxes with respect to any Pre-Closing Tax Period or Straddle Period, in each case of clauses (a) through (d), following the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Privileged Communications” has the meaning set forth in Section 6.7.

“Profits Interest Units” means Class A Tracking Units, representing limited liability company interests in BEP Diamond Topco Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”).

“Purchase Price” means an amount equal to (a) the Enterprise Value, minus (b) the Indebtedness as of the Adjustment Time, plus (c) Cash and Cash Equivalents as of the Adjustment Time, minus (d) Transaction Expenses, plus (e) the amount, if any, by which Net Working Capital as of the Adjustment Time exceeds the Target Net Working Capital Ceiling, minus (f) the amount, if any, by which the Target Net Working Capital Floor exceeds the Net Working Capital as of the Adjustment Time.

“R&W Insurance Policy” has the meaning set forth in Section 6.10.

“R&W Policy Premium” has the meaning set forth in Section 6.10.

“Rebuttal Statement” has the meaning set forth in Section 3.4(b)(iii).

“Registered Intellectual Property” has the meaning set forth in Section 9.1(b).

“Registration Rights Agreement” has the meaning set forth in Section 3.3(a)(iii).

“Related Persons” has the meaning set forth in Section 4.20.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, disposal, discharge, dumping or migrating of any Hazardous Material into or through the environment.

“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, consultant, advisor or representative of such Person.

“Restricted Cash” means, with respect to the Company and any Company Subsidiaries, as of the time in question, any Cash and Cash Equivalents (a) held in an escrow account for the benefit of one or more third parties, (b) held as security or a deposit of, or with respect to, any customer, (c) securing deposits or obligations of the Company or any of the Company Subsidiaries to customers, suppliers or any other Person, solely to the extent any such Cash and Cash Equivalents are not capable of being liquidated in full by the Company or its applicable Subsidiary at such time and then only to the extent of any such value leakage or (d) held outside the United States that is not able to be repatriated to the United States without being subject to any additional Taxes (but solely to the extent of the Tax that would be imposed upon such repatriation and solely to the extent such Cash and Cash Equivalents exceed the amounts required in the foreign jurisdictions for operations in the Ordinary Course of Business). Notwithstanding the foregoing, Restricted Cash shall not include customer deposits which constitute Indebtedness.

“Review Period” has the meaning set forth in Section 3.4(d)(ii)(A).

“Sanctioned Person” has the meaning set forth in Section 4.25(a).

“SC Escrow Account” has the meaning set forth on Schedule SC attached hereto.

“SC Escrow Agreement” means the escrow agreement to be entered into at Closing by and among Parent, the Stockholder and Escrow Agent in substantially the form attached hereto as Exhibit B(ii), with such changes thereto as may be reasonably requested by the Escrow Agent and mutually agreed to by Parent and Stockholder.

“SC Escrow Amount” means an amount of cash and, to the extent applicable, Parent Common Stock valued at the Per Share Price equal, in the aggregate, to the amount set forth on Schedule SC attached hereto, to be held and distributed by the Escrow Agent in accordance with the terms of the SC Escrow Agreement and Schedule SC; provided, that such amount shall consist of cash unless the cash to be received at Closing will not be sufficient to fund both the Adjustment Escrow Amount, and the SC Escrow Amount, in which case, such amount shall consist of cash and, to the extent necessary, shares of Parent Comment Stock.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger” has the meaning set forth in the Recitals.

“Section 280G” has the meaning set forth in Section 4.15(g).

“Securities Act” means the Securities Act of 1933.

“Service Provider” means any director, officer, or employee (whether temporary, part-time or full-time) of the Company or any Company Subsidiary.

“Shares” means, collectively, the shares of common stock, par value $0.01 per share, of the Company.

“Software” means rights in computer programs (whether in source code, object code or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Specified Claim” has the meaning set forth on Schedule SC attached hereto.

“Specified Funded Indebtedness” means the Indebtedness set forth on Section 1.1(d) of the Company Disclosure Letter.

“Statutory Plans” has the meaning set forth in Section 4.15(a).

“Stock Consideration” means 34,900,000 shares of Parent Common Stock.

“Stockholder” has the meaning set forth in the Preamble.

“Stockholder Group” has the meaning set forth in Section 6.7.

“Stockholder Notice of Disagreement” has the meaning set forth in Section 3.4(b)(i).

“Straddle Period” has the meaning set forth in Section 6.16(b).

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body or persons performing similar functions, of such legal entity or of which the specified Person controls the management.

“Surviving Company” has the meaning set forth in the Recitals.

“Surviving Corporation” has the meaning set forth in the Recitals.

“Tail Policy” has the meaning set forth in Section 6.6(c).

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including Section 203 of the DGCL.

“Target Net Working Capital” means $67,000,000.

“Target Net Working Capital Ceiling” means an amount equal to the Target Net Working Capital plus $4,000,000.

“Target Net Working Capital Floor” means an amount equal to the Target Net Working Capital minus $2,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, personal property, production, sales, use, license, excise, stamp, franchise, employment, payroll, withholding, social security (or similar, including FICA), environmental, unemployment, disability, real property, transfer, documentary, recording, estimated, alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge (whether or not disputed), in each case, in the nature of a tax, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority with respect thereto.

“Tax Authority” means a Governmental Authority authorized to administer or impose a Tax.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a Tax Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Date” has the meaning set forth in Section 9.1(b).

“Transaction Documents” means the Company Documents and Parent Documents.

“Transaction Expenses” means, with respect to the Company and the Company Subsidiaries, without duplication, the aggregate amount of (a) all fees and disbursements of, and reimbursement obligations payable to, attorneys, investment bankers, accountants and other professional advisors, consultants, data room administrators and any other experts or advisors to the Company or its Affiliates, which, in each case, have been incurred by the Company or the Company Subsidiaries in connection with the process of marketing the Company or the negotiation, preparation, execution and consummation of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, or as set forth on Schedule SC, but have not been paid as of the Adjustment Time; (b) any retention, sale, change of control or similar bonuses and any other compensation or benefits due and payable to any current or former Service Provider at or following the Closing as a result of the consummation of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any payments resulting from the termination of employment or service Contracts on or after the Closing or any other action taken by, or at the direction of, Parent or any of its Affiliates), plus the employer portion of any employment, payroll or similar Taxes related to any of the foregoing (all calculated as if such amounts were payable in full at the Closing Date); (c) fifty percent (50%) of (i) all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, (ii) the R&W Policy Premium paid by Parent pursuant to Section 6.10, and (iii) the fees payable to the Escrow Agent under the Escrow Agreements; and (d) all brokers and finders fees incurred by the Company or the Company Subsidiaries in connection with the transactions contemplated by this Agreement that have not been paid as of the Adjustment Time; provided, however, that no fees or expenses of Parent, Merger Sub I, Merger Sub II or their respective Affiliates are included in “Transaction Expenses”; and provided, further, that “Transaction Expenses” shall not include any amounts to the extent constituting or otherwise reflected in Indebtedness or Net Working Capital (to avoid any double-counting with any other adjustments).

“Transaction Expenses Payoff Instructions” has the meaning set forth in Section 3.2(a)(ii).

“Transaction Tax Deductions” means any deductions permitted under applicable Law to the Company and the Company Subsidiaries to the extent relating to or arising from (a) any Transaction Expenses or amounts that would have been Transaction Expenses but that were paid prior to the Closing; (b) any fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees and accelerated deferred financing fees or debt prepayment fees or capitalized debt costs) incurred or paid on or around the Closing Date with respect to the payment of any Indebtedness or included in Net Working Capital, in each case, including any adjustments included in the final version of the Final Closing Statement; and (c) all other deductible payments attributable to the Mergers or otherwise paid in connection with this Agreement that are economically borne by the Stockholder. For purposes of this definition, the parties hereto agree that seventy percent (70%) of any “success-based fee” shall be treated as deductible in accordance with Revenue Procedure 2011-29, 2011-18 I.R.B. 746.

“Treasury Regulations” means the income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“Waived 280G Benefits” has the meaning set forth in Section 6.9.

“Waiving Parties” has the meaning set forth in Section 6.7.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any comparable foreign, state or local Law.

“Written Consent” has the meaning set forth in the Recitals.

Section 1.2    Interpretive Provisions. Unless the express context otherwise requires:

(a)    the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)    terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)    the terms “Dollars” and “$” mean United States Dollars;

(d)    references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)    wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)    references herein to any gender shall include each other gender;

(g)    references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)    references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)    references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k)    references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l)    if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(m)    references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder; and

(n)    documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been posted to the “Jet” virtual data room managed by the Company hosted by Datasite prior to 5:00 p.m. Houston time on the day prior to the date of this Agreement.

The parties hereto acknowledge and agree that (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

ARTICLE 2

THE MERGERS

Section 2.1    Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA:

(a)    at the First Effective Time, Merger Sub I and the Company shall consummate the First Merger, pursuant to which Merger Sub I shall be merged with and into the Company, following which the separate existence of Merger Sub I shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned Subsidiary of Parent.

(b)    Immediately following the consummation of the First Merger and at the Effective Time, the Surviving Corporation and Merger Sub II shall consummate the Second Merger, pursuant to which the Surviving Corporation shall be merged with and into Merger Sub II, following which the separate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the Surviving Company after the Second Merger and as a direct, wholly owned Subsidiary of Parent.

Section 2.2    First Effective Time and Effective Time. On the terms and subject to the conditions set forth herein, on the Closing Date:

(a)    The Company and Merger Sub I shall cause the First Merger to be consummated by executing, acknowledging and filing a certificate of merger in substantially the form of Exhibit H attached hereto (the “Certificate of Merger I”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The time at which the Certificate of Merger I has been duly filed with the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger I, will be the effective time of and constitute the consummation of the First Merger (the “First Effective Time”).

(b)    Immediately following the filing of the Certificate of Merger I, the Company and Merger Sub II shall cause the Second Merger to be consummated by executing, acknowledging and filing a certificate of merger in substantially the form of Exhibit I attached hereto (the “Certificate of Merger II”, and together with the Certificate of Merger I, the “Certificates of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA. One minute following the First Effective Time will be the effective time of and constitute the consummation of the Second Merger (the “Effective Time”).

Section 2.3    Effects of the Mergers.

(a)    General Effects.

(i)    The effect of the First Merger shall be as provided in this Agreement, the Certificate of Merger I and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, the separate existence of Merger Sub I shall cease, the separate existence of the Company shall not cease and all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub I and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation.

(ii)    The effect of the Second Merger shall be as provided in this Agreement, the Certificate of Merger II and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate existence of Surviving Corporation shall cease, the separate existence of Merger Sub II shall not cease and all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub II and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company.

(b)    Certificate of Incorporation and Bylaws of the Surviving Corporation. At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Subs, the Company or any other Person:

(i)    the certificate of incorporation of the Company shall be amended and restated so that it reads in its entirety the same as the certificate of incorporation of Merger Sub I as in effect immediately prior to the First Effective Time (except that all references therein to Merger Sub I shall be automatically amended to become references to the Surviving Corporation), and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein, subject to Section 6.6, or by applicable Law; and

(ii)    the bylaws of the Company shall be amended and restated so that they read in their entirety the same as the bylaws of Merger Sub I as in effect immediately prior to the First Effective Time (except that all references therein to Merger Sub I shall be automatically amended to become references to the Surviving Corporation), and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein, subject to Section 6.6, or by applicable Law.

(c)    Certificate of Formation and Limited Liability Company Agreement of the Surviving Company. At the Effective Time, by virtue of the Second Merger and without any further action on the part of Parent, Merger Subs, the Company, the Surviving Corporation or any other Person:

(i)    the certificate of formation of Merger Sub II in effect as of immediately prior to the Effective Time shall be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein, subject to Section 6.6, or by applicable Law; and

(ii)    the limited liability company agreement of the Surviving Company in effect as of immediately prior to the Effective Time shall be the limited liability company agreement of the Surviving Company, until thereafter changed or amended as provided therein, subject to Section 6.6, or by applicable Law.

(d)    Directors and Officers. At the Effective Time, the initial board of managers and officers of the Surviving Company shall be the Persons that served in such roles as of immediately prior to the Effective Time, each to hold office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the Surviving Company.

Section 2.4    Effect on Capital Stock.

(a)    At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Subs, the Company or the holders of any securities:

(i)    the Shares issued and outstanding as of immediately prior to the First Effective Time shall thereupon be automatically cancelled and extinguished and converted into a right to receive (A) at Closing, the Closing Stock Consideration and the Cash Consideration in accordance with Section 3.3(b) and (B) after Closing, the proceeds, if any, owed to the Stockholder pursuant to Section 3.4(c), Section 3.4(d) and Schedule SC attached hereto. As of the Effective Time, all Shares will no longer be outstanding and shall automatically be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any Shares; or (ii) any book-entry shares which immediately prior to the First Effective Time represented Shares will cease to have any rights with respect thereto, except the right of Stockholder to receive the consideration described above.

(ii)    Each share of common stock, par value $0.01 per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Corporation immediately following the First Effective Time.

(b)    At the Effective Time, by virtue of the Second Merger and without any further action on the part of Parent, Merger Subs, the Surviving Corporation, the Company or the holders of any securities:

(i)    each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Effective Time shall thereupon be automatically cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)    each limited liability company interest in Merger Sub II issued and outstanding immediately prior to the Effective Time shall be unaffected and remain outstanding as an identical company interest in the Surviving Company and shall collectively constitute one hundred percent (100%) of the outstanding equity of the Surviving Company.

Section 2.5    Impact of Stock Splits, Etc. In the event of any change in the number of shares of Parent Common Stock (other than the Stock Consideration and issuances of additional shares of Parent Common Stock permitted by this Agreement), or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock (including options to purchase Parent Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time, by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Stock Consideration and the Per Share Price shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event be the Stock Consideration and the Per Share Price, subject to further adjustment in accordance with this Section 2.5. Nothing in this Section 2.5 shall be construed to permit the parties hereto to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

Section 2.6    Withholding. Parent, each Merger Sub, the Surviving Corporation, the Surviving Company and the Escrow Agent shall be entitled to deduct and withhold from any amounts payable in cash or by way of Parent Common Stock to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld under any provision of applicable Tax Law. Any amounts that are so deducted and withheld and timely paid to the applicable Tax Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Except with respect to any deduction or withholding in respect of payments treated as compensation for U.S. federal income or other Tax purposes, Parent shall use commercially reasonable efforts to, or shall cause the applicable withholding agent to use commercially reasonable efforts to, (a) notify the Company in writing of any such requirement to deduct or withhold at least ten (10) Business Days prior to the date such payment is scheduled to be made and (b) cooperate with the Stockholder’s efforts to obtain a reduction of, or relief from, such deduction or withholding. Parent is not aware of any requirement under current Law to withhold in respect of the payment of any portion of the Purchase Price, assuming the Stockholder delivers an IRS Form W-9 in accordance with Section 3.3(a)(ii). Any withholding hereunder shall be made first in cash and, only to the extent sufficient cash is not available, thereafter in Parent Common Stock. If a portion of the Parent Common Stock otherwise deliverable to a Person is withheld in accordance with this Section 2.6, the relevant withholding party shall be treated as having sold such Parent Common Stock on behalf of such Person for an amount of cash equal to the fair market value thereof at the time of the required withholding and paid such cash proceeds to the appropriate Tax Authority.

ARTICLE 3

CLOSING AND POST-CLOSING PAYMENTS

Section 3.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (including the Mergers) (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, TX 77002, at 10:00 a.m., Houston time, on the second (2nd) Business Day after the date that the conditions set forth in Article 7 and Article 8 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions at Closing) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Company and Parent may agree in writing; provided, that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties hereto shall reasonably cooperate in connection therewith. The date upon which the Closing occurs is referred to herein as the “Closing Date”.

Section 3.2    Pre-Closing Actions.

(a)    At least two (2) Business Days prior to the Closing Date, the Company shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Parent:

(i)    one or more customary payoff letters duly executed by each holder of Specified Funded Indebtedness confirming the total payment required to be made as of the Closing Date to repay in full the applicable Specified Funded Indebtedness and including an agreement by the applicable payee (to the extent applicable to such Specified Funded Indebtedness) that upon payment of the amount specified in such payoff letter: (A) all outstanding obligations of the Company and/or the Company’s Subsidiaries arising under or related to the applicable Specified Funded

Indebtedness shall be repaid, discharged and extinguished in full (other than those provisions under the applicable Specified Funded Indebtedness that expressly survive repayment in accordance with the terms thereof); (B) all Encumbrances in connection therewith and/or in connection with any hedging obligations or letters of credit related thereto shall be released; (C) the payee shall take all actions reasonably requested by Parent to evidence and record such discharge and release as promptly as practicable; and (D) the payee shall return to the Company all instruments evidencing the applicable Specified Funded Indebtedness (including all notes) and all collateral securing the applicable Specified Funded Indebtedness (each such payoff letter, a “Payoff Letter”, and collectively, the “Payoff Letters”);

(ii)    a schedule setting forth an itemized list of all, and amounts of all, Estimated Transaction Expenses, including the identity of each payee, dollar amounts owed, wire instructions (other than with respect to Transaction Expenses that constitute compensation to any employee or former employee of the Company) and any other information related thereto necessary to effect the final payment in full thereof (the “Transaction Expenses Payoff Instructions”). The Company shall use commercially reasonable effort to include copies of final invoices from each such payee set forth in the Transaction Expenses Payoff Instructions other than any employee or former employee of the Company (subject to redaction to preserve confidential information of the Stockholder or attorney-client communications). Parent shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, wire instructions and other information set forth in the Payoff Letters and Transaction Expenses Payoff Instructions; and

(iii)    such other documents as Parent or counsel for Parent may reasonably request.

(b)    At least five (5) Business Days prior to the Closing Date, the Company shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Parent:

(i)    a statement (the “Estimated Closing Statement”) setting forth the Company’s calculation of the Purchase Price (“Estimated Purchase Price”) and which shall reflect its good faith estimates of (A) the aggregate amount of Indebtedness as of the Adjustment Time, (B) Cash and Cash Equivalents as of the Adjustment Time, (C) Net Working Capital as of the Adjustment Time and (D) Transaction Expenses as of the Adjustment Time (“Estimated Transaction Expenses”), and reasonably detailed calculations demonstrating each such component of the Estimated Purchase Price, each with reasonable supporting evidence. The Estimated Closing Statement, and the components thereof, shall be prepared based upon the books and records of the Company and the Company Subsidiaries and other information available at such time in accordance with the Accounting Methodology and the definitions as provided in this Agreement, and shall be prepared so as not to take into account the effects of any purchase accounting in connection with this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby (except with regard to

Indebtedness and Transaction Expenses). The Estimated Purchase Price and each component thereof included in the Estimated Closing Statement shall be expressed in United States dollars. For purposes of any currency conversion required in connection with the calculation of the components of the Estimated Purchase Price, amounts in other currencies shall be converted into United States dollars by using the Exchange Rates as of the Adjustment Time and details of any such conversions shall be provided with the Estimated Closing Statement. Upon the delivery of the Estimated Closing Statement, and up until the Closing, the Company (1) shall, and shall cause its Representatives to, cooperate and (2) shall make available to Parent and its Representatives, at reasonable times and with reasonable advance notice, such books, Contracts, records and appropriate personnel and other information (including work papers and outside advisors) as Parent may reasonably request in connection with its review of the Estimated Closing Statement; provided, however, that any such access shall be conducted in a manner not to interfere unreasonably with the businesses or operations of the Company and its Subsidiaries. Without limiting any of Parent’s other rights or remedies, Parent may object that any of the foregoing has not been calculated in good faith or in a manner consistent with the terms hereof by delivering to the Stockholder a written notice of its disagreement at least two Business Days prior to the anticipated Closing Date (the “Parent’s Notice of Disagreement”), specifying in reasonable detail the nature of its objections to the estimates set forth in the Estimated Closing Statement. The Company and Parent shall negotiate in good faith to reach written agreement on any objections set forth in the Parent’s Notice of Disagreement prior to the Closing, and the Company shall make such revisions to the disputed items as may be mutually agreed between the Company and Parent; provided, that if and to the extent that Parent and the Company have not resolved all such differences by the close of business on the Business Day prior to the anticipated Closing Date, the parties shall proceed to close based upon the Estimated Closing Statement as prepared by the Company (with such modifications as may have been mutually agreed between the Company and Parent prior to the Closing Date in accordance with this Section 3.2(b)) or as otherwise agreed to by the Company and Parent before the Closing. For the avoidance of doubt, any failure of Parent to raise any objection or dispute in the Parent’s Notice of Disagreement shall not in any way prejudice Parent’s right to raise any matter in the Closing Statement; and

(ii)    such other documents as Parent or counsel for Parent may reasonably request.

Section 3.3    Closing Obligations.

(a)    At the Closing, the Company shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Parent the following:

(i)    a duly executed certificate from an authorized Person of the Company in the form attached hereto as Exhibit D, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 have been satisfied;

(ii)    a validly completed and duly executed IRS Form W-9 from the Stockholder (or, if the Stockholder is disregarded for U.S. federal income tax purposes, its regarded owner);

(iii)    the Registration Rights Agreement in the form of Exhibit E (the “Registration Rights Agreement”), duly executed by the Stockholder;

(iv)    resignations of each of the individuals who serves as an officer, director or manager of the Company and Subsidiaries and are listed on Section 3.3(a)(iv) of the Company Disclosure Letter, in each case, in the form of Exhibit F;

(v)    the Escrow Agreements, duly executed by the Stockholder; and

(vi)    a validly completed Certificate of Accredited Investor Status in the form attached hereto as Exhibit J (the “Accredited Investor Certificate”), duly executed by the Stockholder and certifying as to its status as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

(b)    At the Closing, Parent shall:

(i)    direct Continental Stock Transfer & Trust Company, Parent’s transfer agent, to create a book-entry account for the Stockholder and to credit such account with a number of shares of Parent Common Stock equal to the Closing Stock Consideration, which shall be evidenced by the book-entry statement contemplated in Section 3.3(b)(viii);

(ii)    deliver the Cash Consideration to the Stockholder, by wire transfer of immediately available funds to an account designated in writing by the Stockholder no less than two (2) Business Days prior to the Closing Date;

(iii)    deliver to the Company a duly executed certificate from an officer of Parent in the form attached hereto as Exhibit G, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied;

(iv)    deliver or cause to be delivered (on behalf of the Company and the Company’s Subsidiaries) to the holders of Specified Funded Indebtedness, an aggregate amount equal to the Indebtedness Payoff Amount in accordance with the Payoff Letters, by wire transfer of immediately available funds to the accounts and in the amounts specified with respect to each such holder in the Payoff Letters;

(v)    deliver to the Escrow Agent, by wire transfer of immediately available funds to such account designated in writing by the Escrow Agent, for deposit in an escrow account (the “Adjustment Escrow Account”), the Adjustment Escrow Amount, to be held in the Adjustment Escrow Account and distributed by the Escrow Agent in accordance with the terms of the Adjustment Escrow Agreement and this Agreement;

(vi)    deliver to the Escrow Agent, by wire transfer of immediately available funds and/or, to the extent applicable, transfer of shares of Parent Common Stock to such account designated by the Escrow Agent, for deposit in the SC Escrow Account, the SC Escrow Amount, to be held in the SC Escrow Account and distributed by the Escrow Agent in accordance with the term of the SC Escrow Agreement, Schedule SC attached hereto and this Agreement;

(vii)    deliver to the Company evidence that (A) Parent shall have submitted the Additional Listing Notification in accordance with the rules and regulations of Nasdaq and (B) the shares of Parent Common Stock comprising the Stock Consideration have been approved and authorized for listing on the Nasdaq, subject to official notice of issuance;

(viii)    deliver, or cause the transfer agent to deliver, to the Company a statement reflecting the settled book-entry positions in the account for the Stockholder;

(ix)    deliver to the Company the Registration Rights Agreement, duly executed by Parent;

(x)    deliver an aggregate amount equal to the Estimated Transaction Expenses, by wire transfer of immediately available funds, to each of the payees thereof (on behalf of the Company and its Subsidiaries) to the accounts and in the amounts specified with respect to each such payee in the Transaction Expenses Payoff Instructions and this Agreement; provided, that, notwithstanding the foregoing, Parent shall deliver or cause to be delivered to the Company any portion of the Estimated Transaction Expenses that constitutes compensation income to any employee or former employee of the Company, and the Company shall pay such amounts, less any required Taxes, to the employee or former employee on the next regularly scheduled payroll date that is at least five Business Days following the Closing or, if any such amount becomes due and payable following such date, by the next regularly scheduled payroll date following the date such amount becomes due and payable; and

(xi)    deliver to the Company the Escrow Agreements, duly executed by Parent.

Section 3.4    Post-Closing Actions.

(a)    As promptly as practicable, but no later than ninety (90) days after the Closing Date, Parent shall cause to be prepared and delivered to the Stockholder a statement (the “Closing Statement”) setting forth Parent’s calculation of the Purchase Price, and reasonably detailed calculations demonstrating each of the following components thereof: (i) Cash and Cash Equivalents as of the Adjustment Time; (ii) Indebtedness as of the Adjustment Time; (iii) Net Working Capital as of the Adjustment Time; and (iv) Transaction Expenses, each with reasonable supporting evidence. The Closing Statement, and the components thereof, shall be prepared based upon the books and records of the Company and the Company Subsidiaries and other information available at such time in accordance with the Accounting Methodology and the definitions as provided in this Agreement, and shall be prepared so as not to take into account the effects of any purchase accounting in connection with this Agreement or any of the Transaction Documents or the transactions contemplated hereby or thereby. The Purchase Price and each component thereof included in the Closing Statement shall be expressed in United States dollars. For purposes of any currency conversion required in connection with the calculation of the components of the Purchase Price, amounts in other currencies shall be converted into United States dollars by using the Exchange Rates as of the Adjustment Time and details of any such conversions shall be provided with the Closing Statement. The provisions of Section 3.4(g) shall apply during the period from and after the date of delivery of the Final Closing Statement through the time at which the Closing Statement (and each of the components thereof) shall become final and binding on the parties in accordance with this Section 3.4. If Parent does not deliver the Closing Statement to the Stockholder within ninety (90) days following the Closing Date, then, at the election of the Stockholder, either (x) the Stockholder may prepare and present to Parent the Closing Statement within an additional thirty (30) days thereafter (in which case the provisions of Section 3.4(b) shall apply to Parent mutatis mutandis as if it were Stockholder and vice versa) or (y) the Estimated Closing Statement will be deemed to be final and the calculation of the Purchase Price and each of the components thereof included in the Estimated Closing Statement shall be deemed undisputed and shall be final, conclusive and binding on the parties hereto and not subject to appeal for all purposes under this Agreement; provided, that, for the avoidance of doubt, the Stockholder reserves any and all other rights granted to it or the Company in this Agreement, including its rights under Section 3.4(b).

(b)    Dispute Resolution Procedures.

(i)    If the Stockholder disagrees with Parent’s calculation of the Purchase Price or any component thereof as set forth in the Closing Statement delivered pursuant to Section 3.4(a), the Stockholder may, within forty-five (45) days (subject to Section 3.4(b)(iv)) after delivery of the Closing Statement, deliver a written notice of its disagreement to Parent, specifying in reasonable detail the nature of its objections to the calculations included in the Closing Statement and setting forth the Stockholder’s calculation of the items and amounts in dispute (the “Stockholder Notice of Disagreement”). Any such notice of disagreement shall specify all items or amounts as to which the Stockholder disagrees, and the Stockholder shall be deemed to have agreed with all other items and amounts, and the calculation thereof, set forth in the Closing Statement.

(ii)    If a Stockholder Notice of Disagreement is timely delivered pursuant to Section 3.4(b)(i) prior to the expiration of the 45-day period set forth therein, the Stockholder and Parent shall, during the fifteen (15) days following such delivery, negotiate in good faith to reach written agreement on the disputed items or amounts (provided, the contents of any such negotiations will not be discoverable by or communicated to the Independent Accountant). If the Stockholder and Parent resolve any such differences by written agreement, the matters set forth in any such written agreement executed by the Stockholder and Parent memorializing resolution of such disputed items or amounts shall be final and binding on the parties hereto on the date of such written agreement.

(iii)    If the Stockholder timely delivers a Stockholder Notice of Disagreement and Parent and the Stockholder are unable to reach agreement concerning any objections raised by the Stockholder therein during the fifteen (15)-

day period specified above, the Stockholder and Parent shall promptly (and in any event, within thirty (30) days) thereafter submit any matters in dispute to KPMG LLP or if such Person is unable to serve in such capacity, a nationally recognized independent accounting firm as is acceptable to Parent and the Stockholder (the “Independent Accountant”) for resolution, who shall act as an accounting expert and not as an arbitrator. Within fifteen (15) days after the date of engagement of the Independent Accountant, the Stockholder and Parent shall each deliver a statement to the Independent Accountant (and copying the other party) setting forth their positions on the matters in dispute (each, a “Dispute Statement”). Within fifteen (15) days after receipt of such Dispute Statement, the Stockholder and Parent may deliver one statement of rebuttal to the other party’s Dispute Statement to the Independent Accountant (and copying the other party) (a “Rebuttal Statement”). The Independent Accountant may submit questions in writing to the Stockholder and Parent during its review. Unless mutually agreed by the Stockholder and Parent, other than the Dispute Statement, Rebuttal Statement (if any) and written responses to the Independent Accountant’s questions (if any), the Stockholder and Parent shall make no other submissions, statements or assertions to the Independent Accountant following its engagement. The Stockholder and Parent shall request that the Independent Accountant deliver to the Stockholder and Parent, as promptly as practicable (but in no event later than forty-five (45) days from the date of engagement of the Independent Accountant or such longer time period as mutually agreed to by the parties), a written report as to the resolution of each disputed item and its determinations of the Purchase Price and each component thereof, accompanied by a certificate of the Independent Accountant that it reached such determination in accordance with the terms of this Agreement, including the Accounting Methodology and the definitions as provided in this Agreement. Such report shall be final and binding on the parties hereto and shall not be subject to further review or appeal (absent manifest arithmetical error). In resolving any matters in dispute, the Independent Accountant shall consider only those items and amounts in the Stockholder’s and Parent’s respective calculations of Cash and Cash Equivalents, Indebtedness, Net Working Capital or Transaction Expenses that the parties identify in the Dispute Statements as being items and amounts to which the Stockholder and Parent have still been unable to agree. The Independent Accountant’s determination of any disputed item shall be (A) based solely on (1) the Dispute Statement, Rebuttal Statement and written responses to the Independent Accountant’s questions submitted by the Stockholder and Parent (or by in-person telephonic conferences if mutually agreed by Parent, the Stockholder and the Independent Accountant) and not by independent review and (2) the Accounting Methodology and on the definitions included herein and (B) within the range of the amounts proposed for each by Parent and the Stockholder within Parent’s Closing Statement and the Stockholder’s notice of disagreement, respectively. Until the calculations have been finally determined pursuant hereto, neither Parent nor the Stockholder shall without the prior consent of the Stockholder (in the case of Parent) or Parent (in the case of the Stockholder) have any ex parte conversations or meetings with the Independent Accountant. Each party agrees to execute a reasonable engagement letter, if such letter is required by the Independent

Accountant. The costs and expenses of the Independent Accountant shall be borne by the Stockholder, on the one hand, and Parent, on the other hand, based upon the percentage which the portion of the contested amount not awarded to such party bears to the amounts actually contested by such party; provided, that any initial engagement fee shall be borne fifty percent (50%) each by the Stockholder, on the one hand, and Parent, on the other hand.

(iv)     The Closing Statement (and the Purchase Price and each of the components thereof) shall become final and binding on the parties (A) on the forty-sixth (46th) day following the delivery of the Closing Statement if a Stockholder Notice of Disagreement has not been delivered to Parent by the Stockholder (provided, that, in the event that the Stockholder and its Representatives are not provided the access required by Section 3.4(g) within five (5) days of a request therefor (or such shorter period as may remain in such forty-five (45)-day period), such forty-five (45)-day period shall be extended by one day for each additional day the Stockholder and its Representatives are not provided with such access, and in the event Parent, the Surviving Company or their respective Representatives provide the Stockholder with additional information subsequent to delivery of a notice of disagreement, the Stockholder shall be permitted to amend the notice of disagreement to reflect such additional information), (B) with such changes as are necessary to reflect matters resolved pursuant to any written resolution executed pursuant to Section 3.4(b)(ii), on the date such resolution is executed, if all outstanding matters are resolved through such resolution and/or (C) with such changes as are necessary to reflect the Independent Accountant’s resolution of the matters in dispute (together with any changes necessary to reflect matters previously resolved pursuant to any written resolution executed pursuant to Section 3.4(b)(ii) and any matters not disputed pursuant to a notice of disagreement), on the date the Independent Accountant delivers its final, binding resolution pursuant to Section 3.4(b)(iii) (the Closing Statement in such form, a “Final Closing Statement”, and the Purchase Price set forth in such Final Closing Statement, the “Final Purchase Price”).

(c)    Final Closing Payment. Upon finalization of the Final Closing Statement as provided in Section 3.4(b):

(i)    If the Final Purchase Price in the Final Closing Statement exceeds the Estimated Purchase Price:

(A)     Parent shall as promptly as practicable, but in no event later than three (3) Business Days following the final determination of the Final Purchase Price as provided in Section 3.4(b), pay or cause to be paid to the Stockholder, by wire transfer of immediately available funds to the account(s) designated in writing by the Stockholder, an amount in cash equal to the amount by which the Final Purchase Price exceeds the Estimated Purchase Price; and

(B)     Parent and the Stockholder shall as promptly as practicable, but in no event later than three (3) Business Days following the final determination of the Final Purchase Price as provided in Section 3.4(b), deliver a joint instruction to the Escrow Agent to release from the Adjustment Escrow Account to Stockholder, by wire transfer of immediately available funds, all funds on deposit therein;

(ii)     If the Estimated Purchase Price exceeds the Final Purchase Price:

(A)    Parent and the Stockholder shall as promptly as practicable, but in no event later than three (3) Business Days following final determination of the Final Purchase Price, deliver a joint instruction to the Escrow Agent to release from the Adjustment Escrow Account to Parent, by wire transfer of immediately available funds, an amount in cash equal to the amount by which the Estimated Purchase Price exceeds the Final Purchase Price; provided, that if the amount of such excess is greater than the aggregate value of the cash held in the Adjustment Escrow Account (the amount of any such shortfall, the “Adjustment Escrow Shortfall Amount”), then Parent and the Stockholder shall jointly instruct the Escrow Agent to release from the SC Escrow Account to Parent, by wire transfer of immediately available funds or release of Parent Common Stock (valued at the Per Share Price), as applicable, cash and, to the extent required, shares of Parent Common Stock on deposit therein with an aggregate value equal to the Adjustment Escrow Shortfall Amount; and

(B)    To the extent any funds remain on deposit in the Adjustment Escrow Account following the release contemplated by Section 3.4(c)(ii)(A), Parent and the Stockholder shall as promptly as practicable, but in no event later than three (3) Business Days following final determination of the Final Purchase Price, deliver a joint instruction to the Escrow Agent to release the remaining balance, if any, of the Adjustment Escrow Account by wire transfer of immediately available funds to the Stockholder.

(iii)     If the Estimated Purchase Price equals the Final Purchase Price, Parent and the Stockholder shall as promptly as practicable, but in no event later than three (3) Business Days following the final determination of the Final Purchase Price as provided in Section 3.4(b), deliver a joint instruction to the Escrow Agent to release the balance of the Adjustment Escrow Account by wire transfer of immediately available funds to the Stockholder.

(d)    Earn-Out Consideration. Subject to the terms and conditions set forth in this Section 3.4(d), if the Parent Trading Price on the Closing Date is less than $10.90 per share, the Stockholder shall be entitled to receive from Parent additional consideration based on the performance of the Company following the Closing in an aggregate amount up to $14,025,000 (the “Maximum Earn-Out Payment”), paid, calculated and determined in the manner set forth in this Section 3.4(d).

(i)    If the Company’s EBITDA for the twelve (12)-month period ending December 31, 2024 (the “2024 EBITDA”) exceeds the 2024 EBITDA Target, Parent will pay the Stockholder an amount (the “Earn-Out Payment”) equal to the product of (A) the 2024 EBITDA minus the 2024 EBITDA Target, multiplied by (B) 0.75; provided, however, that in no event shall the aggregate Earn-Out Payment exceed the Maximum Earn-Out Payment. For the avoidance of doubt, if the 2024 EBITDA is less than the 2024 EBITDA Target or the Parent Trading Price on the Closing Date equals or exceeds $10.90 per share of Parent Common Stock, then no Earn-Out Payment will be made. The Earn-Out Payment, if payable, will be paid by Parent to the Stockholder by wire transfer of immediately available funds to an account designated by Stockholder, within five Business Days after the final determination of the 2024 EBITDA as set forth in Section 3.4(d)(ii).

(ii)    By the earlier of (A) the date which is fifteen (15) days after the completion of the audit of Parent’s 2024 fiscal year and (B) April 30, 2025, Parent shall (1) prepare or cause to be prepared in good faith (a) the Company’s consolidated statements of income for the year ended December 31, 2024 (the “Earn-Out Financial Statements”), and (b) a statement setting forth in reasonable detail the 2024 EBITDA (as derived from the Earn-Out Financial Statements) and the resulting Earn-Out Payment, if any (collectively, the “Earn-Out Deliveries”), and (2) deliver the Earn-Out Deliveries to the Stockholder.

(A)     At any time during the thirty (30)-day period beginning on the date of the delivery of the Earn-Out Deliveries to Stockholder (the “Review Period”), Stockholder may deliver to Parent in writing its objections, if any, to the determinations set forth in the Earn-Out Deliveries (the “Notice of Objection”); provided, such Notice of Objection shall specify the items in the Earn-Out Deliveries disputed by the Stockholder and shall describe in reasonable detail the nature and dollar amount of any disagreement so asserted and its basis for such objection. If the Stockholder does not deliver a Notice of Objection prior to the expiration of the Review Period, then the 2024 EBITDA and the resulting Earn-Out Payment set forth in the Earn-Out Deliveries shall be final and binding on Parent and the Stockholder.

(B)     If the Stockholder timely delivers a Notice of Objection within the Review Period, Parent and the Stockholder shall use their commercially reasonable efforts to negotiate in good faith to resolve any disputes as to the determinations set forth in the Earn-Out Deliveries (provided, the contents of any such negotiations will not be discoverable by or communicated to the Independent Accountant) and, if the Stockholder and Parent resolve any such differences by written agreement (any modifications to the Earn-Out Deliveries that are so resolved, the “Agreed Adjustments”), then the 2024 EBITDA and the resulting Earn-Out Payment set forth in the Earn-Out Deliveries, as adjusted by the Agreed Adjustments, shall be final and binding on Parent and the Stockholder. Any determination set forth in the Earn-Out Deliveries and not objected to by the Stockholder in the Notice of Objection shall be deemed acceptable and shall be final and binding on the parties hereto upon delivery of the Notice of Objection.

(C)     If the Stockholder timely delivers a Notice of Objection within the Review Period and any objections raised by the Stockholder in the Notice of Objection are not resolved by the Agreed Adjustments within fifteen (15) days after such Notice of Objection is delivered (the “Discussion Period”), then Parent and the Stockholder shall, within five Business Days of the expiration of the Discussion Period, submit all unresolved disputed items to the Independent Accountant, who shall be directed by Parent and the Stockholder to seek to resolve such unresolved objections as promptly as reasonably practicable in accordance with the terms and provisions of this Section 3.4(d) and to deliver a written report to each of Parent and the Stockholder setting forth its resolution of the disputed matters, and its determinations of the 2024 EBITDA and the resulting Earn-Out Payment. If unresolved disputed items are submitted to the Independent Accountant, Parent and the Stockholder shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. In resolving any matters in dispute, the Independent Accountant may not assign a value to any item in dispute greater than the greatest value for such item assigned by Parent, on the one hand, or the Stockholder, on the other hand, or less than the smallest value for such item assigned by Parent, on the one hand, or the Stockholder, on the other hand. The Independent Accountant’s determination will be based solely on the written submissions of Parent and the Stockholder or their respective Representatives, the applicable definitions set forth in this Agreement and the terms and provisions of this Section 3.4(d); provided, however, that notwithstanding anything herein to the contrary, the Independent Accountant shall act as an expert, not an arbitrator, and neither this Section 3.4(d) nor the determination of the Independent Accountant shall be subject to any relevant state or federal arbitration law. The resolution of the dispute and the determinations of the 2024 EBITDA and the resulting Earn-Out Payment by the Independent Accountant shall become final and binding on the parties hereto on the date the Independent Accountant delivers its final written report to the parties hereto (which report shall be requested by the parties to be delivered within forty-five (45) days following submission of such disputed matters), absent manifest clerical or mathematical error, and may be entered and enforced in any court having jurisdiction.

(D)     Until the calculations have been finally determined pursuant hereto, neither Parent nor the Stockholder shall without the prior consent of the Stockholder (in the case of Parent) or Parent (in the case of the Stockholder) have any ex parte conversations or meetings with the Independent Accountant. Each party agrees to execute a reasonable engagement letter, if such letter is required by the Independent Accountant.

The costs and expenses of the Independent Accountant shall be borne by the Stockholder, on the one hand, and Parent, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amounts actually contested by such party; provided, that any initial engagement fee shall be borne fifty percent (50%) each by the Stockholder, on the one hand, and Parent, on the other hand.

(iii)     The parties hereto agree that, unless prohibited by applicable law, the Earn-Out Payments shall be treated for Tax purposes as an adjustment to the Purchase Price and the parties hereto shall report such transactions consistently therewith on all applicable Tax Returns.

(iv)     The Stockholder’s right to receive any potential Earn-Out Payment (A) is solely a contractual right to receive a contingent cash payment from Parent and is not a security for purposes of any federal or state securities laws (and shall not confer upon or entitle the Stockholder to any rights of any kind other than as specifically set forth herein), (B) will not be represented by any form of certificate or instrument, (C) does not give the Stockholder any dividend rights, voting rights, liquidation rights, preemptive rights, anti-dilution rights or other rights common to holders of equity securities, (D) is not redeemable and (E) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of, except by operation of law or pursuant to the laws of descent and distribution (and any transfer in violation of this Section 3.4(d)(iv) shall be null and void ab initio).

(v)    The Stockholder acknowledges and agrees that from and after the Closing and except as expressly provided to the contrary in this Agreement, (A) Parent shall have sole discretion with regard to all matters relating to the operation of the Company, (B) neither Parent nor any of its Subsidiaries shall have any obligation to operate the Company or any of the Company Subsidiaries in a manner so as to achieve (or maximize the amount of) the Earn-Out Payment; provided, that, with respect to clauses (A) and (B) above, Parent shall not, directly or indirectly, take any actions with the primary purpose of (1) thwarting or inhibiting the achievement of the Earn-Out Payment or (2) reducing the 2024 EBITDA or the amount of the Earn-Out Payment; (C) the Earn-Out Payment is speculative and is subject to numerous factors outside the control of Parent or any of its Subsidiaries, (D) there is no assurance that the Earn-Out Payment will be earned and neither Parent nor any of its Subsidiaries have promised that the Earn-Out Payment will be earned, and (E) neither Parent nor any of its subsidiaries owe any fiduciary duty or other express or implied duty to the Stockholder with respect to any matters contemplated by this Section 3.4(d).

(vi)     Notwithstanding anything in Section 3.4(d)(v), Parent agrees that, until December 31, 2024, Parent shall and shall cause the Company to, subject to applicable Law, maintain adequate records in a manner that will allow for the calculation of the 2024 EBITDA.

(vii)     Notwithstanding anything to the contrary in this Section 3.4(d), in the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then Parent shall take all necessary action so that the successors or assigns of Parent shall succeed to the obligations set forth in this Section 3.4(d) and require such Person to acknowledge and agree in writing to perform the remaining obligations of Parent under this Section 3.4(d).

(e)    For the avoidance of doubt, neither the Stockholder, any of its Affiliates nor any of its or their respective managers, officers, directors, employees, advisors, consultants, agents or other Representatives shall have any liability or obligation under this Section 3.4 or otherwise for any amount by which the Estimated Purchase Price exceeds the Final Purchase Price beyond an amount equal to that contained in the Adjustment Escrow Account and, with respect to any Adjustment Escrow Shortfall Amount, the amount contained in the SC Escrow Account. Recovery from the Adjustment Escrow Account and, with respect to any Adjustment Escrow Shortfall Amount, the SC Escrow Account shall be the sole and exclusive remedy available to Parent or any of its Affiliates against the Company, or any of its Affiliates or otherwise, arising out of or relating to any amount by which the Estimated Purchase Price exceeds the Final Purchase Price and neither Parent nor any of its Affiliates shall have any claim against the Company or any of its Affiliates or any of their respective managers, officers, directors, partners, members, stockholders, employees, advisors, consultants, agents or other Representatives in respect thereof.

(f)    The post-Closing Purchase Price adjustments as set forth in this Section 3.4 shall be treated as an adjustment to the Purchase Price for income Tax purposes.

(g)    The parties hereto (i) shall, and shall cause their respective Representatives to, cooperate and (ii) shall make available to one another and their respective Representatives and, if applicable, the Independent Accountant, at reasonable times and with reasonable advance notice, such books, Contracts, records and other information and appropriate personnel (including work papers and outside advisors) as any of the foregoing may reasonably request, in each case, to prepare and review the Closing Statement (including pre-Closing documentation needed to determine whether the Closing Statement was prepared consistently with the Accounting Methodology); provided, however, that any such access shall be conducted in a manner not to interfere unreasonably with the businesses or operations of the party providing such access or such party’s Subsidiaries. Parent and the Company each acknowledge and waive any actual or potential conflict of employees of any party assisting the Company and Parent as described in this Section 3.4 and will not prevent such access by the Company. During the pendency of any dispute with respect to the extent or nature of access pursuant to this Section 3.4(g) the applicable period for delivering a notice of disagreement pursuant to Section 3.4(b)(i) shall be tolled.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Subs as of the date hereof and as of the Closing Date (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only), as follows:

Section 4.1    Organization and Qualification.     The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company Subsidiaries is duly incorporated or organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of its state of organization, and each of the Company and the Company Subsidiaries has all requisite organizational power and authority under such Laws and its Organizational Documents to own, lease and operate its properties and carry on its business as presently owned or conducted, except, with respect to the Company Subsidiaries, where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Company or the Company Subsidiaries to consummate the transactions contemplated hereby. Each of the Company and the Company Subsidiaries has been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to prevent, materially delay or materially impair the ability of the Company or the Company Subsidiaries to consummate the transactions contemplated hereby. The Company has made available to Parent complete and correct copies of the Organizational Documents for the Company and each Company Subsidiary as in effect on the date hereof. Neither the Company nor any of the Company Subsidiaries is in material violation of any of the applicable provisions of its Organizational Documents.

Section 4.2    Capitalization of the Company.

(a)    As of the date hereof, the authorized capital stock of the Company consists solely of 1,000 Shares, all of which are owned by Stockholder. All of the issued and outstanding Shares of the Company as of the date hereof (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) are not subject to preemptive rights, rights of repurchase or forfeiture, rights of participation, rights of maintenance or any similar rights and (iii) were issued in compliance (A) with applicable securities Laws or exemptions therefrom, (B) with any applicable Contract to which the Company is a party or is otherwise bound and (C) with the Organizational Documents of the Company. There are no other shares of capital stock or other equity securities of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any kind or character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Company, to which the Company or any of the Company Subsidiaries is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Company, including any “profits interests”, stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights. No Shares or other equity or ownership interests of the Company are owned by the Company or any Company Subsidiary or held by the Company in treasury. There are no declared or accumulated but unpaid dividends in respect of any Shares or other equity or ownership interests of the Company.

(b)    The Company has no authorized or outstanding bonds, debentures, notes or other Indebtedness: (i) the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the Stockholder on any matter or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of the Company or any of its Subsidiaries. There are no Contracts to which the Company is a party or by which it is bound to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or (B) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, the Company.

(c)    Section 4.2(c) of the Company Disclosure Letter sets forth, with respect to each outstanding Profits Interest Unit, as applicable, the holder thereof and allocations made with respect thereto. All such Profits Interest Units are intended to constitute “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191, and, to the Knowledge of the Company, have at all times qualified as such. On the Closing Date, all Profits Interest Units will be vested to the extent that the holder of such Profits Interest Units remains employed by the Company. Management Holdings has not treated any Person holding an equity interest in the Company as an “employee” for federal and, where applicable, state and local tax purposes.

Section 4.3    Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a complete and accurate list of the name and jurisdiction of each of the Company’s Subsidiaries (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) and each Company Subsidiary’s direct owner and such owner’s percentage ownership. Neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than a Company Subsidiary). All of the outstanding shares of capital stock (or other equity securities) of each Company Subsidiary (a) are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable), (b) except as disclosed in Section 4.3(b) of the Company Disclosure Letter, are not subject to preemptive rights, rights of repurchase or forfeiture, rights of participation, rights of maintenance or any similar rights, (c) were issued in compliance with (i) applicable securities Laws or exemptions therefrom, (ii) with any Contract to which such Company Subsidiary is a party or is otherwise bound and (iii) with the Organizational Documents of such Company Subsidiary, in each case, in all material respects, and (d) are directly owned of record by the Company or a Company Subsidiary, free and clear of any Encumbrances other than the Permitted Encumbrances set forth in clauses (a), (d) and (l) of the definition thereof. There is no other capital stock or equity securities of any Company Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any kind or character whatsoever to which any Company Subsidiary is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock of any Company Subsidiary, including any “profits interests”, stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of any Company Subsidiary or other equity equivalent or equity-based awards or rights. No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other Indebtedness: (i) the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of such Company Subsidiary on any matter or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of any of the Company’s Subsidiaries. There are no Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, any Company Subsidiary or (B) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any Company Subsidiary.

Section 4.4    Authority; Binding Obligation.

(a)    The Company has the requisite corporate authority and power to execute, deliver and perform this Agreement and the other Company Documents and, subject to the Written Consent becoming effective, which shall occur as of immediately following the execution of this Agreement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of the Company and, except for the approval of this Agreement and the transactions contemplated hereby pursuant to the Written Consent, no other corporate proceedings on the part of the Company or vote or approval by, or other action of, the holders of any equity interest in the Company are necessary under any Law or Contract to authorize this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and upon the execution of each other Company Document, such Company Document will have been, duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Subs, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (b) general principles of equity (collectively, the “Equitable Exceptions”).

(b)    The board of directors of the Company has unanimously (a) approved, adopted and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, upon the terms and conditions set forth in this Agreement and (b) resolved to recommend approval and adoption of this Agreement and the transactions contemplated hereby, including the Mergers, by the Stockholder, as sole Stockholder of the Company, in accordance with the DGCL. The Stockholder, as the sole stockholder of the Company, has entered into the Written Consent approving and adopting this Agreement and the transactions contemplated hereby, including the Mergers, effective as of immediately following the execution of this Agreement.

Section 4.5    No Defaults or Conflicts. The execution and delivery of this Agreement and the other Company Documents and the consummation of the transactions contemplated hereby and thereby by the Company and performance by the Company of its obligations hereunder and thereunder do not and will not: (a) contravene or conflict with, or result in any violation or breach of, the Organizational Documents of the Company or any Company Subsidiary; (b) contravene or conflict with, or result in any violation or breach of, any of the terms or provisions of, or constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, require any consent of any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or otherwise adversely affect any rights of the Company or any Company Subsidiary under, or result in the creation of any Encumbrance on any property, asset or right of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or their respective properties, assets or rights are bound (other than with respect to any payments, benefits or vesting acceleration pursuant to any Company Plans or Statutory Plans); (c) assuming that all Governmental Authorizations in Section 4.6 have been obtained or made, result in any violation or breach of any existing applicable Law or Order of any Governmental Authority having jurisdiction over the Company, the Company Subsidiaries or any of their respective properties or (d) result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (b), (c) and (d), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Encumbrances that, in each case, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to prevent, materially delay or materially impair their ability to consummate the transactions contemplated hereby.

Section 4.6    Consents. No notice to, filing or registration with, or authorization, approval, order, permit or consent of, any Governmental Authority (collectively, “Governmental Authorizations”) is or will be required to be obtained or made by the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company or any Company Subsidiary, as applicable, of this Agreement and the other Company Documents and the consummation by the Company and the Company Subsidiaries, as applicable, of the transactions contemplated hereby and thereby except for (a) the filing of the Certificate of Merger I and Certificate of Merger II with the Secretary of State of the State of Delaware, (b) filings required under, and compliance with other applicable requirements of, the HSR Act and (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to prevent, materially delay or materially impair their ability to consummate the transactions contemplated hereby.

Section 4.7    Financial Statements.

(a)    Section 4.7 of the Company Disclosure Letter contains true and complete copies of the audited, consolidated balance sheets of the Stockholder and its Subsidiaries (collectively, the “Finance Entities”) as of December 31, 2022 and 2021 and the related audited, consolidated statements of operations and comprehensive income (loss), consolidated statements of owners’ equity and consolidated statements of cash flows of the Finance Entities for the years ended December 31, 2022 and 2021 (collectively, the “Historical Financial Statements”), and the unaudited balance sheet of the Finance Entities as of March 31, 2023 (the “Last Balance Sheet”) and the unaudited income statement of the Finance Entities for the three (3)-month period ended March 31, 2023 (the “Interim Financial Statements”, and together with the Historical Financial Statements, the “Financial Statements”). Each of the consolidated balance sheets included in the Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the other related statements included in the Financial Statements fairly present, in all material respects, the results of their consolidated operations and cash flows for the periods indicated. Each of the Financial Statements have been prepared from the books and records of the Company and, except as may be indicated in the notes thereto, have been prepared in accordance with GAAP consistently applied in all material respects, and in the case of the Interim Financial Statements, with the exception of the absence of recurring normal audit adjustments, the effect of which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, and certain notes or other textual disclosures required under GAAP (which, if presented, would not materially alter the financial condition or financial results of the Company and its Subsidiaries). The Financial Statements comply in all material respects with the requirements of Item 9.01(a) of Form 8-K.

(b)    Stockholder has no employees and no liabilities, assets, operations or business activities other than (i) ownership of all of the issued and outstanding shares of common stock of the Company, (ii) obligations incident to the maintenance of its existence as a limited partnership and the administration of the plan governing the Management Holdings Profits Interest Incentive Plan and (iii) its obligations under this Agreement or any Company Document to which it is a party.

(c)    The Company has established and maintains a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal controls utilized by the Company or any of its Subsidiaries and (ii) is not, and since December 31, 2020, there has not been, any illegal act or fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

Section 4.8    No Undisclosed Liabilities; No Other Assets.

(a)    Neither the Company nor any of its Subsidiaries has any liabilities, whether absolute, accrued, contingent or otherwise, whether due or to become due, and whether or not required under GAAP to be set forth on a consolidated balance sheet, other than: (i) liabilities disclosed and provided for in the Last Balance Sheet or in the notes thereto, (ii) liabilities incurred since the date of the Last Balance Sheet in the Ordinary Course of Business, (iii) fees and expenses incurred in connection with the negotiation, execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby that will be classified as Transaction Expenses and (iv) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)    The Company has no employees and no liabilities, assets, operations or business activities other than (i) ownership of all of the issued and outstanding shares of common stock of BEP Ulterra Holdings, Inc., a Delaware corporation, (ii) obligations incident to the maintenance of its existence as a corporation, (iii) obligations with respect to the Specified Funded Indebtedness and (iv) its obligations under this Agreement or any Company Document to which it is a party.

Section 4.9    Intellectual Property.

(a)    Section 4.9(a) of the Company Disclosure Letter sets forth, as of the date hereof, all Owned Intellectual Property (each identified as a Patent, Trademark, Copyright, or Domain Name, as the case may be) that is registered, issued or subject to a pending application for registration or issuance by or with any Governmental Authority (collectively, “Registered Intellectual Property”). The Company or a Subsidiary of the Company is the sole and exclusive beneficial and record owner of all Registered Intellectual Property.

(b)    All Owned Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable. Other than with respect to the expiration of Intellectual Property in accordance with their maximum statutory term or with respect to Intellectual Property that the Company or its Subsidiary has elected to abandon in its reasonable business judgment as a result of the Company and its Subsidiaries’ non-use of such Intellectual Property or a determination that the cost of maintaining the same exceeds the benefit of doing so, no Owned Intellectual Property has been abandoned, cancelled or adjudicated invalid, or is subject to any outstanding order, writ, injunction, judgment, stipulation or decree restricting its use or adversely affecting or reflecting the Company’s or its Subsidiaries’ rights thereto. Except as set forth on Section 4.9(b) of the Company Disclosure Letter, no claim, Action or proceeding or investigation is pending or, to the Knowledge of the Company, threatened which challenges the legality, validity, enforceability, use or ownership of any Owned Intellectual Property.

(c)    The Company or its Subsidiary, as applicable, owns, is licensed to use, or otherwise has the valid right to use all Intellectual Property used in the operation of the business of the Company and its Subsidiaries as currently conducted.

(d)    The operation of the businesses of the Company and its Subsidiaries and the use of the Company Intellectual Property by the Company and its Subsidiaries has not in the past three (3) years, and does currently not infringe upon, dilute, violate or misappropriate the Intellectual Property rights of a third party. Except as set forth on Section 4.9(d) of the Company Disclosure Letter, in the past three (3) years (and solely with respect to Patents, in the past six (6) years) there has been no claim or Action initiated by any third party pending or threatened in writing (including in the form of offers or invitations to obtain a license) against the Company or any of its Subsidiaries alleging any infringement, dilution, violation or misappropriation of any Intellectual Property rights of a third party, and to the Knowledge of the Company, no valid basis for any such infringement or misappropriation Action exists. To the Knowledge of the Company, no Person is infringing or misappropriating any of the Owned Intellectual Property and for the past three (3) years, no Person has infringed, diluted, violated or misappropriated any of the Owned Intellectual Property.

(e)    The Company and its Subsidiaries have taken reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the businesses of the Company and its Subsidiaries (collectively, “Business Trade Secrets”). None of the Business Trade Secrets has been disclosed to any Person other than to (i) employees or agents of the Company or its Subsidiaries for use in connection with the businesses of the Company or its Subsidiaries or (ii) pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of the Company and its Subsidiaries in and to such matters, or where such Person was under a legally-binding duty of confidentiality with respect to the same. To the Knowledge of the Company, no unauthorized disclosure of any Business Trade Secrets has occurred.

(f)     All Intellectual Property developed by or for the Company and its Subsidiaries was conceived, invented, reduced to practice, authored or otherwise created solely by either employees of the Company or its Subsidiaries acting within the scope of their employment, or independent contractors of the Company or its Subsidiaries pursuant to agreements containing an assignment (by a present tense assignment) of Intellectual Property to the Company or its Subsidiaries. To the Knowledge of the Company, no current or former employee of either the Company or its Subsidiaries is or was a party to any confidentiality agreement or agreement not to compete that restricts or forbids, or restricted or forbade, at any time during such employee’s employment by the Company or its Subsidiaries, any activity that such employee was hired to perform or otherwise performed on behalf of or in connection with such employee’s employment by the Company or its Subsidiary.

(g)    None of the Intellectual Property used in the businesses of the Company or its Subsidiaries is subject to any licensing terms that require the distribution of any Company proprietary source code in connection with the distribution of any portion of such Intellectual Property by the Company or its Subsidiaries or that prohibits the Company from charging a fee or otherwise limits the Company’s freedom of action with regard to seeking compensation in connection with sublicensing or distributing any portion of such Intellectual Property (whether in source code or executable code form) or similar obligations that require the disclosure, redistribution or licensing of any of the Company’s proprietary source code underlying any such Intellectual Property.

(h)    No applications for Patents owned by the Company or its Subsidiaries stand under final rejection before the United States Patent and Trademark Office or any equivalent non- U.S. Governmental Authority.

(i)    The Company is not now nor has ever been a member of, party to, promoter of, or a contributor to, any patent pool, industry standards body, trade association or other organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Owned Intellectual Property.

(j)    The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of, any additional amounts with respect to, nor require the consent of any Person in respect of, the Company’s or its Subsidiaries’ right to own, use or hold for use any of the Company Intellectual Property as owned, used or held for use in the conduct of their businesses.

(k)    The Company or its Subsidiary, as the case may be, owns or has rights to access and use all Company IT Systems used to process, store, maintain and operate data, information and functions used in connection with their businesses. The Company and its Subsidiaries have taken reasonable steps in accordance with industry standards to secure the Company IT Systems from unauthorized access or use by any Person, and designed to ensure the continued, uninterrupted and error-free operation of the Company IT Systems.

(l)    The Company IT Systems are adequate in all material respects for their intended use and for the operation of the Company and its Subsidiaries’ businesses as currently operated by the Company and its Subsidiaries, and are in good working condition (normal wear and tear excepted), and, to the Knowledge of the Company, are free of all viruses, worms, trojan horses and other known contaminants and do not contain any bugs, errors or problems of a nature that would materially disrupt their operation or have an adverse impact on the operation of the Company IT Systems. In the past three (3) years, there has not been any material malfunction with respect to any of the Company IT Systems that has not been remedied or replaced in all material respects.

Section 4.10    Compliance with Laws. The business of the Company and each of the Company Subsidiaries is being, and for the past three (3) years has been, conducted in compliance in all material respects with all Laws and Orders applicable to the Company or any of its Subsidiaries or by which any of their respective businesses or properties is bound. Neither the Company nor any of the Company Subsidiaries has received during the past three (3) years any written notice, Order, or complaint from any Governmental Authority stating that the Company or the Company Subsidiaries is not in compliance with any applicable Law in any material respect.

Section 4.11    Material Contracts. Section 4.11 of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Contracts of the following types to which the Company or any Company Subsidiary is a party or to which any of their respective assets or property are bound:

(a)    any Contract pursuant to which the Company or any Company Subsidiary has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person, including take-or-pay contracts or keepwell agreements;

(b)    any Contract with any Governmental Authority (other than any Statutory Plans) that involves an aggregate future or potential liability or payable, as the case may be, in excess of $350,000 or is otherwise material;

(c)    any Contract with any Related Person of the Company (other than any Company Plans or Statutory Plans);

(d)    any Contract that requires a consent to or otherwise contains a provision relating to a “change of control,” that the Company would reasonably expect to prevent or delay the consummation of the transactions contemplated by this Agreement;

(e)    any Contract pursuant to which the Company is the lessee or lessor of, or holds, uses, or makes available for use to any Person (other than the Company), (i) any real property, or (ii) any tangible personal property and, in the case of clause (ii) that involves an aggregate future or potential liability or receivable, as the case may be, in excess of $100,000;

(f)    any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (A) any guaranty by the Company or a Subsidiary thereof of any of the obligations of (1) the Company or another wholly owned Subsidiary thereof or (2) any Subsidiary (other than a wholly owned Subsidiary) of the Company that was entered into in the Ordinary Course of Business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the Ordinary Course of Business;

(g)    any Contract that contains any provision that requires the purchase of all or a majority of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole;

(h)    any Contract relating to settlement or other final disposition of any Action since January 1, 2020;

(i)    any Contract that results in any Person holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or their respective business other than in the Ordinary Course of Business;

(j)    any Contract for the purchase of any debt or equity security or other ownership interest of any Person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, the Company or any Company Subsidiary;

(k)    any hedging, futures, options or other derivative Contract;

(l)    any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case evidencing Indebtedness of the Company or any Company Subsidiary (other than any Company Plans or Statutory Plans, in each case, that provide severance or other termination-related payments);

(m)     any partnership, joint venture, limited liability company agreement or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company (other than any Organizational Documents of the Company or the Company Subsidiaries);

(n)    any Contract that purports to materially limit or restrict the rights of the Company or any of its Subsidiaries (or, at any time after the consummation of the First Merger or Second Merger, Parent or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(o)    any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of the Company or any of its Subsidiaries;

(p)    any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the First Merger or Second Merger will obligate Parent or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(q)    any Contract that obligates the Company or any of its Subsidiaries to make any capital expenditures in any twelve month period in an amount in excess of $100,000 (other than purchasing activities in the Ordinary Course of Business);

(r)    any Contract relating to the future acquisition or disposition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company or any of its Subsidiaries of material operating assets (other than purchasing activities or inventory sales in the Ordinary Course of Business) or capital stock or other equity interest of another Person (other than the Company or a Company Subsidiary), other than (i) acquisitions pursuant to budgeted capital expenditures in the Ordinary Course of Business or (ii) acquisitions or dispositions that do not individually have a value in excess of $500,000;

(s)    any Collective Bargaining Agreement;

(t)    any employment, severance, retention, change in control, bonus or other Contract with any current or former Service Provider (1) that provides for payment of any cash or other compensation or benefits in connection with the consummation of the transactions contemplated by this Agreement, other than any severance or termination payments and benefits, or (2) that expressly provides for the payment of severance or termination payments (other than (x) statutory severance benefits or termination payments or (y) only with respect to international offer letters or employment contracts, payments or benefits in lieu of notice) upon a termination of the applicable Service Provider’s employment;

(u)    any IP Licenses; or

(v)    any other Contract, other than purchase orders entered into in the Ordinary Course of Business, Company Plans and Statutory Plans, that by its terms calls for aggregate payments or receipts by the Company and its Subsidiaries under such Contract of more than $100,000 over any twelve month period.

Collectively, the Contracts that are required to be listed on Section 4.11 of the Company Disclosure Letter are referred to herein as the “Material Contracts”. Except as set forth on Section 4.11 of the Company Disclosure Letter, the Company and its Subsidiaries are not party to or bound by any Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto. Each Material Contract is, subject to the Equitable Exceptions, valid and binding on the Company and/or its Subsidiaries, as applicable, and to the Company’s Knowledge, each other party thereto and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date. Neither the Company, any Company Subsidiary nor, to the Knowledge of the Company, any other party to any Material Contract is in breach or violation of, or default under, and there does not exist any event which, with the giving of notice or the lapse of time, would constitute a breach or default by the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party under, any Material Contract, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, nor has the Company or any of its Subsidiaries received any claim of any such breach, violation or default.

Section 4.12    Litigation. Except as disclosed on Section 4.12 of the Company Disclosure Letter, there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties or assets or any officer or director of the Company or any of its Subsidiaries in their capacities as such, other than any such Action that: (a) does not involve an amount in controversy in excess of $100,000; and (b) does not seek material injunctive or other material non-monetary relief. Neither the Company nor any Company Subsidiary is subject to any Order that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or that would reasonably be expected to prevent, materially delay or materially impair the Company’s ability to consummate the transactions contemplated hereby. The Company and its Subsidiaries have not taken any action, or failed to take any action, that would, if there were an unfavorable decision in the Action, reasonably be expected to result in a finding of an exceptional case or a court awarding enhanced or punitive damages or attorneys’ fees in favor of a third party, including under 35 U.S.C. §§284-285. There is no material Action by the Company or any Company Subsidiary pending, or which the Company or any Company Subsidiary has commenced preparations to initiate, against any other Person.

Section 4.13    Taxes. Except as set forth on the corresponding subsection of the Company Disclosure Letter:

(a)    The Company and the Company Subsidiaries have duly and timely filed, or caused to be timely filed, with the appropriate Tax Authority all material Tax Returns required to be filed by them. All such Tax Returns are true, complete and correct in all material respects. The Company and the Company Subsidiaries are not currently the beneficiaries of any extension of time within which to file any material Tax Return (other than extensions automatically available by statute or extensions obtained in the Ordinary Course of Business). Neither the Company nor any of the Company Subsidiaries has waived any statute of limitations, or agreed to any extension of time, with respect to the assessment or collection of any material Tax, which extension or waiver is still in effect, nor has any pending request been made in writing for any such extension or waiver.

(b)    All material Taxes due and owing by the Company and the Company Subsidiaries (whether or not shown on any Tax Return) have been timely paid.

(c)    Neither the Company nor any Company Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(d)    No claim has ever been made by a Tax Authority in a jurisdiction where the Company and the Company Subsidiaries do not file a Tax Return that the Company or any Company Subsidiary is or may be subject to material taxation by such jurisdiction.

(e)    No audit is pending or, to the Knowledge of the Company, threatened in writing with respect to any material Taxes of the Company or any of the Company Subsidiaries. All material deficiencies for Taxes asserted or assessed in writing against the Company or any of the Company Subsidiaries have been fully paid, settled or properly reflected on the Financial Statements in accordance with GAAP. No Tax ruling has been applied for or received by the Company or any of the Company Subsidiaries that would be binding on the Company or any of the Company Subsidiaries after the Closing.

(f)    There are no powers of attorney in effect with respect to Taxes of the Company or any of the Company Subsidiaries.

(g)    There are no Encumbrances for Taxes upon any property or asset of the Company or any of the Company Subsidiaries (other than Permitted Encumbrances).

(h)    The Company is classified as a corporation for U.S. federal income Tax purposes.

(i)    Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting for, or with respect to, a taxable period ending on or prior to the Closing Date (in each case, whether pursuant to Section 481 of the Code or otherwise) or use of an improper method of accounting for, or with respect to, a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of applicable state, local, provincial, or non-U.S. Law) entered into or created prior to the Closing Date, (iv) installment sale or open transaction disposition made prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date, (vi) deferred revenue accrued, or deferred gains arising, prior to the Closing Date, or (vii) any election under Section 965(h) of the Code.

(j)    The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract, other than any such agreement (i) solely between the Company and the Company Subsidiaries or (ii) entered into in the Ordinary Course of Business and a primary purpose of which does not relate to Taxes.

(k)    The Company and the Company Subsidiaries have not been a party to a transaction that constitutes a “listed transaction,” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax Law).

(l)    Neither the Company nor any of the Company Subsidiaries (i) has ever been a member of an affiliated group within the meaning of Section 1504(a)(1) of the Code filing a consolidated U.S. federal income Tax Return or any similar group for state, local or non-U.S. Tax purposes (other than such a group the common parent of which is the Company or any of the Company Subsidiaries) or (ii) has any liability for the Taxes of any other Person (other than the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by Contract, by operation of Law or otherwise.

(m)     During the three (3)-year period ending on the date hereof, none of the Company or any of the Company Subsidiaries (or any predecessors thereof by merger or consolidation) has been a party to any transaction intended to qualify under Section 355 or Section 361 of the Code.

(n)    The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with amounts owing to any employee, independent contractor, creditor, partner or other similar third party.

(o)    Neither the Company nor any of the Company Subsidiaries has any obligation to pay to a Governmental Authority any payroll Taxes deferred pursuant to a Pandemic Response Law.

(p)    Neither the Company nor any of the Company Subsidiaries is (i) a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code or (ii) a partnership described in Treasury Regulation Section 1.1445-11T(d)(1).

(q)    Neither the Company nor any of the Company Subsidiaries has a permanent establishment, tax residence, branch or agency in any country other than the country under the Laws of which it is formed, incorporated or organized.

(r)    Neither the Stockholder nor any of its direct or indirect members has made any loan to the Company or any of the Company Subsidiaries or guaranteed any Indebtedness of the Company or any of the Company Subsidiaries, in each case, which loan or guarantee remains outstanding.

(s)    The Company and the Company Subsidiaries have complied with all Laws regarding escheatment and abandoned or unclaimed property in all material respects.

Section 4.14    Permits. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and each Company Subsidiary have all consents, authorizations, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, permits and rights necessary for them to own, lease and operate their properties and assets and to carry on their businesses as now conducted (collectively, “Permits”), and (b) all such Permits are in full force and effect. The Company is, and has for the prior three years been, in compliance in all material respects with all such Permits. No suspension, cancellation, adverse modification, revocation or nonrenewal of any material Permit is pending or, to the Knowledge of the Company, threatened. The consummation of the transactions contemplated hereby will not cause the termination or revocation of any of the Permits. No Permit is held in the name of any employee, individual engaged as an independent contractor, officer, manager, equityholder or agent on behalf of the Company.

Section 4.15    Employee Benefit Plans.

(a)    Section 4.15 of the Company Disclosure Letter contains a true and complete list of each material Company Plan. A “Company Plan” means each (i) “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (ii) compensation, employment, individual consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, and (iii) each other plan, agreement, arrangement, program or policy providing for equity, equity-based, equity incentive, severance, employment, change-in-control, medical, dental, vision, prescription or other fringe benefit, bonus, incentive, nonqualified deferred compensation, profit sharing, post-employment or retirement benefits (including compensation, pension, health, medical or other insurance benefits), welfare benefit insurance (including any self-insured arrangement), relocation or expatriate benefits, perquisites, disability or sick leave benefits, and all other employee benefit plans and agreements in effect as of the date of this Agreement, in each case whether or not written, (x) that the Company or any Company Subsidiary sponsors, maintains, administers or contributes to for the benefit of its current or former Service Providers or (y) with respect to which the Company or any Company Subsidiary has or would reasonably be expected to have any liability, whether contingent or otherwise, in each case excluding any statutory plans and agreements (“Statutory Plans”). No offer letter, promotion letter or international offer letter or employment contract shall be considered a material Company Plan unless it expressly provides for the payment of severance benefits or termination payments (other than (x) statutory severance benefits or termination payments or (y) only with respect to international offer letters or employment contracts, payments or benefits in lieu of notice) or for the payment of any cash or other compensation or benefits in connection with the consummation of the transactions contemplated by this Agreement (any such offer letter, promotion letter or international offer letter or employment contract, a “Material Employment Arrangement”).

(b)    With respect to each material Company Plan (excluding any offer letter, promotion letter or international offer letter or employment contract that is not a Material Employment Arrangement), the Company has made available to Parent, to the extent applicable, (i) the current plan document or form thereof (or a description of all material terms, if not written); (ii) the most recent IRS determination or opinion letter; (iii) the most recent summary plan description and any summaries of material modifications; (iv) the three (3) most recently filed Forms 5500 and attached schedules, (v) the most recent actuarial valuation report, and plan financial statements, trust agreements, insurance contracts or other funding arrangements related thereto, and (vi) all material, non-routine correspondence received from or provided to the Internal Revenue Service, the Department of Labor or any other Governmental Authority in the past three (3) years.

(c)    (i) Each Company Plan has been established and administered in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code; (ii) each Company Plan intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or is the subject of a favorable opinion from the IRS as to its qualification, and to the Knowledge of the Company nothing has occurred and no facts or circumstances exist that could reasonably be expected to cause the loss of such qualification; and (iii) no Company Plan provides or promises, and neither the Company nor any Company Subsidiary has any current or projected liability for, post-employment or retirement health, medical, life or other welfare benefits (whether insured or self-insured) with respect to current or former Service Providers (other than coverage mandated by Law.

(d)    No Company Plan is, and none of the Company or any of its Subsidiaries sponsor, maintain, administer or contribute to, or, with respect to any prior period, have or could reasonably be expected to have any direct or indirect liability (including on account of an ERISA Affiliate or with respect to any prior period) with respect to, any (i) “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or was at any time subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) a “multiple employer plan” (within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code).

(e)    No Actions (other than routine claims for benefits in the ordinary course) are pending against or involve, or, to Knowledge of the Company, are threatened against or threatened to involve, any Company Plan. Neither the Company nor any Company Subsidiary has engaged in any non-exempt prohibited transaction with respect to any Company Plan that would be reasonably likely to subject the Company or any Company Subsidiary to any material Tax or material penalty (civil or otherwise) imposed by ERISA or the Code. All contributions, premiums and payments required to have been paid under each Company Plan by the Company and its Subsidiaries have been made in all material respects within the time periods prescribed by the terms of such plan and applicable Law.

(f)    Each Company Plan maintained outside of the United States has (i) to the extent required, been registered and maintained in good standing with the applicable regulatory authorities in all material respects, (ii) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (iii) all employer and employee contributions, premiums and payments thereto required by Law or by the terms of such Company Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, except, in each case, as would not be material to the Company or the Company Subsidiaries, taken as a whole.

(g)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) will (i) result in any payment or benefit from the Company or any Company Subsidiary becoming due, or increase the amount of any compensation or benefit due, in each case to any current or former Service Provider; (ii) increase any benefits otherwise due under any Company Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits from the Company or any Company Subsidiary to any current or former Service Provider; (iv) limit or restrict the right of the Company or any Company Subsidiary or, after the Closing, Parent, to merge, amend or terminate any Company Plan; or (v) give rise to any payments to “disqualified individuals” (within the meaning of Section 280G of the Code (hereafter, “Section 280G”)) that would be nondeductible to the payor under Section 280G or subject to Tax under Section 4999 of the Code.

(h)    Each Company Plan, and any award thereunder, that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with, and the Company and the Company Subsidiaries have complied in all material respects in practice and operation with, all applicable requirements of Section 409A of the Code.

(i)    Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any current or former Service Provider for any Tax incurred by such Service Provider, including under Section 409A or 4999 of the Code.

Section 4.16    Labor Relations.

(a)    Neither the Company nor any of the Company Subsidiaries is or has been within the past three (3) years a party to or bound by, or is negotiating in connection with entering into, any Collective Bargaining Agreement. There is no, and since June 30, 2020 has not been, any labor strike, work stoppage, slowdown, walkout or other material labor dispute pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. No union organization campaign is in progress or, to the Knowledge of the Company, threatened with respect to any Service Providers. Neither the consent or consultation of, nor the rendering of formal advice by, any labor or trade union, works council or other employee representative body is required for the Company to enter into this Agreement or to consummate the transactions contemplated by this Agreement.

(b)    Section 4.16(b) of the Company Disclosure Letter sets forth, for each Service Provider, as applicable, such Service Provider’s name or identification number, employing entity, title, hire date, location, whether full- or part-time, whether active or on leave (and if on leave, the nature of the leave and expected return date), whether exempt from the Fair Labor Standards Act, annual base salary or wage rate (as applicable), most recent annual bonus received and current bonus or commission opportunity. Ten (10) days prior to the Closing Date, the Company will provide Parent with a revised version of Section 4.16(b) of the Company Disclosure Letter, updated as of the most recent practicable date.

(c)    The Company and the Company Subsidiaries are, and since June 30, 2020 have been, in compliance in all material respects with all applicable laws relating to labor and employment, including, without limitation, those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, affirmative action, work authorization, immigration, safety and health, workers’ compensation, continuation coverage under group health plans, the WARN Act, wage payment and the payment and withholding of Taxes with respect to wage payments. Neither the Company nor any Company Subsidiary has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any liability or other obligation following the Closing Date under the WARN Act.

(d)     Since June 30, 2020, there has not been any Action relating to, or any allegation of or relating to, any sex-based discrimination, sexual harassment or sexual misconduct policy of the Company or any Company Subsidiary, in each case involving any current or former officer, director, or management-level employee of the Company or any Company Subsidiary, nor has there been any settlements or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Knowledge of the Company, has any such Action been threatened.

(e)    To the Knowledge of the Company, no Service Provider is a party to, or is otherwise bound by, any enforceable written agreement, including any confidentiality non-competition, non-solicitation or proprietary rights agreement, that materially or adversely affects or is reasonably likely to materially or adversely affect: (i) the performance of any such Service Provider’s duties as a service provider to the Company or any Company Subsidiary or (ii) the ability of such Service Provider to be employed or engaged by the Company or any Company Subsidiary.

(f)    No Service Provider with annual compensation in excess of $250,000 has indicated to the Company or any Company Subsidiary in writing or, to the Knowledge of the Company, orally, that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

Section 4.17    Environmental Compliance. Except as disclosed on Section 4.17 of the Company Disclosure Letter:

(a)    Each of the Company and each Company Subsidiary is, and for the past three (3) years has been, in compliance in all material respects with all applicable Environmental Laws and Environmental Permits, which compliance includes obtaining, holding and complying in all material respects with any Environmental Permit required under applicable Environmental Laws;

(b)    There are no pending or, to the Knowledge of the Company, threatened Actions alleging that the Company or any of the Company Subsidiaries is in violation of, or has liability under, any Environmental Laws, except in each case as would not be material to the Company and its Subsidiaries, taken as a whole;

(c)    Neither the Company nor any Company Subsidiary has any material liability under any applicable Environmental Laws that remains unresolved;

(d)    In the past three (3) years, neither the Company nor any of the Company Subsidiaries has received any unresolved written notice, communication or complaint from a Governmental Authority alleging that the Company or any of the Company Subsidiaries is in violation of, or has liability under, any Environmental Laws, except in each case as would not be material to the Company and its Subsidiaries, taken as a whole;

(e)    There has been no Release of Hazardous Material by the Company or the Company Subsidiaries, or, to the Knowledge of the Company, any other Person, or any investigation, clean-up, remediation or corrective action relating thereto which the Company or any Company Subsidiary is obligated under Environmental Laws or Environmental Permits to perform, on, in, at or under (i) any Owned Real Property, (ii) any Leased Real Property, or (iii) any location to which the Company has sent any Hazardous Materials for storage, handling, disposal or treatment, in each case which has given or would reasonably be expected to give rise to material liability for the Company or any of its Subsidiaries under any Environmental Law; and

(f)    The Company has made available to Parent all permits, audits and material reports prepared in the past three (3) years pertaining to the Company’s or any Company Subsidiary’s compliance with Environmental Law, including “Phase I,” “Phase II,” or similar environmental assessment reports relating to any Owned Real Property or Leased Real Property, that are in the Company’s possession.

Section 4.18    Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 4.18 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all insurance policies (excluding any Company Plan or Company Plan funding arrangements) maintained with respect to the properties, assets or business of the Company and the Company Subsidiaries together with the carriers and liability limits for each such policy, and any claims made under each such policy during the three years prior to the date hereof (the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in full. Neither the Company nor any Company Subsidiary has received notice of, nor to the Company’s Knowledge is there threatened, any cancellation, termination, nonrenewal, reduction of coverage or material premium increase with respect to any Insurance Policy.

Section 4.19    Real Property.

(a)    Section 4.19(a) of the Company Disclosure Letter contains a complete and accurate list as of the date hereof of all real property owned in fee by the Company and/or the Company Subsidiaries (the “Owned Real Property”). The Company and/or a Company Subsidiary has good and marketable fee title to all Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances. To the Knowledge of the Company, neither the Company nor any Company Subsidiary has leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof and other than the purchase rights granted pursuant to this Agreement, neither the Company nor any Company Subsidiary have entered into any agreements currently in effect pursuant to which the Company or any Company Subsidiary has granted any outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein, and neither the Company nor any Company Subsidiaries are party to any agreement or option to purchase any real property or interest therein which is currently in effect.

(b)    Section 4.19(b) of the Company Disclosure Letter contains a complete and accurate list as of the date hereof of all real property leased by the Company and/or the Company Subsidiaries as lessee (the “Leased Real Property”). The Company Subsidiaries have a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, except Permitted

Encumbrances. The Company has provided to the Parent true and complete copies of each of the leases and subleases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (each, a “Lease” and, collectively, the “Leases”) pursuant to which the Leased Real Property is held. As of the date hereof, there exists no monetary or other material default under any such Lease by the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would reasonably constitute a monetary or other material default thereunder by the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto, and neither the Company nor any Company Subsidiary has received notice of any such condition. The Company Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof and have not collaterally assigned or granted any other security interest in any Lease or any interest therein except for any such collateral assignments, grants or security interests which shall be released at or before Closing. All of the Leases provided on Section 4.19(b) of the Company Disclosure Letter are valid, binding and enforceable in accordance with their terms and, subject to the Equitable Exceptions, are in full force and effect as of the date hereof, and the Company or one of the Company Subsidiaries holds a valid and existing leasehold interest under each such Lease.

(c)    Neither the Company nor any Company Subsidiary has received notice of a parcel of Leased Real Property or Owned Real Property being subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(d)     There are no contractual or, to the Company’s knowledge, other legal restrictions that materially preclude or restrict the ability to use any Leased Real Property or the Owned Real Property by the Company or any Company Subsidiary for the current or contemplated use of such real property that is material to the operation of the business of the Company.

Section 4.20    Affiliate Interests and Transactions. Except as set forth on Section 4.20 of the Company Disclosure Letter or in connection with Company Plans or Statutory Plans, no executive, officer, director, stockholder, partner, member, employee or Affiliate of the Company or any Company Subsidiary, nor any of such Person’s Affiliates or, to the Knowledge of the Company, immediate family members (each of the foregoing, a “Related Person”): (a) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective material properties of assets; (b) owns, directly or indirectly, or has any interest in any material property (real or personal, tangible or intangible) that the Company or any of its Subsidiaries uses in the business of the Company or any such Subsidiary; (c) owes to the Company or any Company Subsidiary an amount in excess of $250,000, nor does the Company or any Company Subsidiary owe any amount to, or has committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person; or (d) is otherwise involved in any material transaction, business arrangement or other relationship with the Company or any Company Subsidiary or involving any material assets or property of the Company, other than such transactions or dealings conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms. Ownership of securities that are registered under the Exchange Act of 5% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.20.

Section 4.21    Absence of Certain Changes or Events. Except as disclosed on Section 4.21 of the Company Disclosure Letter, since the date of the Last Balance Sheet: (a) the Company and each Company Subsidiary have conducted their respective businesses in the Ordinary Course of Business in all material respects and (b) there has been no Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22    Brokers. Except for those Persons disclosed on Section 4.22 of the Company Disclosure Letter, the fees and expenses of which will constitute Transaction Expenses and be paid at Closing or otherwise be paid by the Stockholder, no broker, finder or similar intermediary has acted for or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any Company Subsidiary or any action taken by them.

Section 4.23    Anti-Corruption and Anti-Bribery Laws. Except as disclosed on Section 4.23 of the Company Disclosure Letter:

(a)    During the last five (5) years, the Company and its Subsidiaries comply, and have at all times complied, with all Improper Payment Laws, except as disclosed on Section 4.23 of the Company Disclosure Letter. None of the Company, any of the Company Subsidiaries or any Person associated with or acting for or on behalf of the Company or any Company Subsidiary has, directly or indirectly, (a) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, for the purpose of (i) influencing any act or decision of such Governmental Official, (ii) inducing such Government Official to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any person, (iv) expediting or securing the performance of official acts of a routine nature or (v) otherwise securing any improper advantage; (b) paid, offered or promised to pay or offer, authorized, or ratified any bribe, payoff, influence payment, kickback, unlawful rebate or other similar unlawful payment of any nature; (c) made, offered or promised to make or offer, authorized, or ratified any unlawful contributions, gifts, entertainment or other unlawful expenditures; (d) established or maintained any unlawful fund of corporate monies or other properties; (e) created or caused the creation of any false or inaccurate books and records of the Company or any Company Subsidiary related to any of the foregoing; or (f) otherwise violated any Improper Payment Law, except as disclosed on Section 4.23 of the Company Disclosure Letter.

(b)    The Company maintains, and has maintained during the last five (5) years, compliance policies, procedures, and internal controls reasonably calculated to ensure compliance with applicable Improper Payment Laws.

(c)    Without limiting the generality of the foregoing, during the last five (5) years, (a) neither the Company nor any Company Subsidiaries has violated or is in violation in any material respect of the U.S. Anti-Kickback Statute (42 U.S.C. § 1302a-7(b)), the Federal False Claims Act (31 U.S.C. §§ 3729 et seq.), or any related or similar Law, and (b) there has been no use or authorization of money or anything of value relating to any unlawful payment or secret or unrecorded fund or any false or fictitious entries made in the books and records of the Company or any of its Subsidiaries relating to the same.

(d)    During the last five (5) years, neither the Company, nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any of their respective Affiliates, nor Persons acting on their behalf has received any notice or communication from any Person that alleges, or been involved in any internal investigation involving any allegations related to, potential violations of any Improper Payment Laws, except as disclosed on Section 4.23 of the Company Disclosure Letter. During the last five (5) years, the Company or any Company Subsidiary has not made a voluntary or other disclosure to, have not received any written notice, subpoena, request for information, or citation from, and to the Knowledge of the Company, the Company has not received any oral notice or request for information by any Governmental Authority related to alleged violations of any Improper Payment Laws by the Company or any of the Company Subsidiaries, except as disclosed on Section 4.23 of the Company Disclosure Letter.

(e)    Neither the Company, nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any attorney, accountant, consultant, financial advisor, or other agent of the Company or any of the Company Subsidiaries, has employed or retained, directly or indirectly, a Person who is, to the Knowledge of the Company, a Government Official or a direct family member of a Government Official. No Person who is, to the Knowledge of the Company, a Government Official has, directly or indirectly, the right of control over, or any beneficial interest in the Company.

Section 4.24    Anti-Money Laundering Laws. None of the Company, the Company Subsidiaries or, to the Knowledge of the Company, any officers, directors, employees or agents associated with or acting for or on behalf of the Company or any Company Subsidiary have knowledge of facts or circumstances indicating that the Company or any of its Subsidiaries has violated or is violation of any Anti-Money Laundering Law. The Company and the Company Subsidiaries have been in material compliance with, and have not been found by relevant Governmental Authorities or Tax Authorities to have violated or been in violation of, any provision of the Anti-Money Laundering Laws. None of the Company, the Company Subsidiaries, or, to the Knowledge of the Company, any officer or director of the Company or its Subsidiaries or any Person authorized to act and acting on behalf of the Company or any Company Subsidiary, is or has been the subject of any allegation, voluntary disclosure, investigation, inquiry, litigation, judicial or administrative prosecution or enforcement action related to any Anti-Money Laundering Laws.

Section 4.25    Compliance with Sanctions Laws and Export Laws. None of the Company, the Company Subsidiaries, its officers, directors, or, to the Knowledge of the Company, its employees and agents associated with or acting for or on behalf of the Company or any Company Subsidiary:

(a)    is a (i) Person with whom transactions are prohibited or limited under any economic sanctions Laws, including those administered by the Office of Foreign Assets Control of the United States Treasury Department (“OFAC”), the State Department or Commerce Department, the United Nations Security Council, the European Union, His Majesty’s Treasury or other sanctions authority, (ii) a Governmental Authority of, located, or organized or resident in, a country or region that is the target of comprehensive sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region and so-called Donetsk People’s Republic and so-called Luhansk People’s Republic of Ukraine but subject to such changes as may take place up to and until the day of signing); or (iii) 50% or more owned or controlled by any one or more of the foregoing, individually or in the aggregate (collectively, a “Sanctioned Person”);

(b)    is a party to any Contract or has engaged in any transaction, directly or indirectly, with or for the benefit of a Sanctioned Person; or

(c)    has, within the last five (5) years, violated any (i) U.S. economic sanctions administered by OFAC or the United States Department of State, or the U.S. export or import control Laws administered by the Department of Commerce, including the Export Administration Regulations codified at 15 CFR Parts 730 to 772 and by the U.S. Customs and Border Protection; or (ii) any U.S. anti-boycott laws codified at 15 C.F.R. part 760 and the Internal Revenue Code codified at 26 U.S.C. Subchapter N.

Section 4.26    Privacy and Security.

(a)    The Company and its Subsidiaries, and each of their respective officers, employees, and, to the Knowledge of the Company, any processors when acting on their behalf, are in compliance in all material respects with, and for the past three (3) years have been in compliance in all material respects with, all Data Security Requirements. The Company and its Subsidiaries have established and maintain appropriate technical, physical and organizational measures and security systems and technologies in compliance with all Data Security Requirements in all material respects. In the past three (3) years all Personal Information has been collected, processed, transferred, disclosed, shared, stored, protected and used by the Company and its Subsidiaries in accordance with all applicable Data Security Requirements.

(b)    Except as disclosed on Section 4.26(b) of the Company Disclosure Letter, the Company and its Subsidiaries have in place policies and procedures for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information that comply with all applicable Data Security Requirements in all material respects. The Company and its Subsidiaries have established and maintain appropriate technical, physical and organizational measures and security systems and technologies designed to ensure the integrity and security of Personal Information and all Company and Subsidiary data and to prevent any destruction, loss, alteration, corruption or misuse of or unauthorized disclosure or access thereto in compliance with all Data Security Requirements in all material respects.

(c)    In the past three (3) years there has been no incident, including any breach of security involving the disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company or its Subsidiaries or (ii) unauthorized access to or disclosure of the Company’s confidential information (“Security Incident”) and the Company is not aware of any facts suggesting the likelihood of the foregoing. No circumstance has arisen in which Data Security Requirements would require the Company or its Subsidiaries to notify a person or Governmental Authority of a Security Incident.

(d)    In the past three (3) years, the Company and its Subsidiaries have not been and are not currently: (i) to the Knowledge of the Company, under audit or investigation by any authority, including regarding collection, processing, transfer, disclosure, sharing, storing, protection and use of Personal Information, or (ii) subject to any notices, claims, demands, audits, or Actions initiated against the Company or its Subsidiaries by any third party, including any Governmental Authority, alleging that the Company or its Subsidiaries have collected, processed, transferred, disclosed, shared, stored, or used Personal Information in violation of any Data Security Requirements, and to the Knowledge of the Company, no specific facts or circumstances exist that might give rise to such a claim.

(e)    The performance of this Agreement will not violate any Data Security Requirement.

Section 4.27    Bank Relations. Section 4.27 of the Company Disclosure Letter sets forth (a) the name of each financial institution in which the Company or its Subsidiaries has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes under the control or for the benefit of the Company or any of its Subsidiaries; (b) the names of all persons authorized to draw on or have access to such accounts and safe deposit boxes; and (c) all outstanding powers of attorney or similar authorizations granted by the Company or any of its Subsidiaries.

Section 4.28    Title to, Sufficiency and Condition of Assets. The Company or one of its Subsidiaries has good and valid title to or a valid leasehold interest in all of its material tangible assets, including all of the material tangible assets reflected on the Last Balance Sheet or acquired in the Ordinary Course of Business since the date of the Last Balance Sheet, except those sold or otherwise disposed of for fair value since the date of the Last Balance Sheet in the Ordinary Course of Business. The tangible assets owned or leased by the Company and the Company Subsidiaries constitute all of the tangible assets necessary for the Company and the Company Subsidiaries to carry on their respective businesses as currently conducted in all material respects. None of the assets owned or leased by the Company or any of its Subsidiaries is subject to any Encumbrance, other than Permitted Encumbrances.

Section 4.29    Customers and Suppliers.

(a)    Section 4.29(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) the ten (10) largest customers of the Company or any Company Subsidiary for the 12-month period ended May 31, 2023 (the “Material Customers”), and (ii) the amount for which each such customer was invoiced during such period. As of the date hereof, the Company has not received any written notice from any of the Material Customers that such customer has ceased or plans to cease or substantially reduce its dealings with the Company or any of its Subsidiaries.

(b)    Section 4.29(b) of the Company Disclosure Letter sets forth complete and accurate list of (i) the top ten (10) suppliers of the Company or any Company Subsidiary from which they ordered supplies or services for the 12-month period ended May 31, 2023 and (ii) the amount for which each such supplier invoiced the Company during such period. As of the date hereof, the Company has not received written notice, nor does the Company have Knowledge, that any of the suppliers identified on Section 4.29(b) of the Company Disclosure Letter (A) regarding any material adverse change in the price of such supplies or services provided by any such supplier, or (B) that any such supplier will not sell supplies or services to the Company or the Company Subsidiaries at any time after the Closing Date on terms and conditions substantially consistent with those used in its current sales to the Company, subject to general and customary price increases.

Section 4.30    Inventories. The inventories of the Company and its Subsidiaries, whether reflected on the Last Balance Sheet or subsequently acquired, are generally of a quality usable and/or salable in the Ordinary Course of Business, subject to any reserves reflected on the Last Balance Sheet. The inventories of the Company are reflected on the Last Balance Sheet and in the books and records of the Company in accordance with GAAP applied on a basis consistent with past practice (except as described in the notes to the Last Balance Sheet).

Section 4.31    Accounts Receivable. Except as would not be material to the Company, all accounts receivable reflected on the Last Balance Sheet or arising after the date of the Last Balance Sheet represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor.

Section 4.32    No Additional Representations. Except for the representations and warranties made in this Article 4 or any Company Document, neither the Company, the Company Subsidiaries nor any other Person makes any express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and each of the Company and the Company Subsidiaries hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company, the Company Subsidiaries nor any other Person makes or has made any representation or warranty to Parent, Merger Subs or any of their respective Affiliates or Representatives, except for the representations and warranties made by the Company in this Article 4 or any Company Document, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of the Company Subsidiaries or their respective businesses or (b) any oral or written information presented to Parent or Merger Subs or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 4.32 or Section 5.12 shall limit Parent’s remedies with respect to claims of Fraud arising from or relating to the express written representations and warranties made by the Company in this Article 4 or any Company Document.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Except as set forth in any Parent SEC Document (as defined below) that is publicly available prior to the date of this Agreement (excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, cautionary, predictive or forward-looking in nature, other than historical facts included therein and without giving effect to any amendment thereof or supplement thereto filed with, or furnished to, the SEC on or after the date of this Agreement), Parent hereby represents and warrants to the Company and the Stockholder as of the date hereof and as of the Closing Date (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only), as follows:

Section 5.1    Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each Merger Sub is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the Laws of the State of Delaware. Parent and each Merger Sub has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent or Merger Subs, as applicable, to effect the transactions contemplated hereby.

Section 5.2    Capitalization of Parent and Merger Subs.

(a)    As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”, and together with Parent Common Stock, the “Parent Capital Stock”). At the close of business on June 29, 2023, (A) 207,993,589 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding; (B) 96,934,050 shares of Parent Common Stock were held by Parent in its treasury; (C) no shares of Parent Preferred Stock were issued and outstanding; and (D) Parent has no shares of Parent Common Stock or Parent Preferred Stock reserved for issuance, except that there were (1) 4,206,946 shares of Parent Common Stock reserved for future issuance under Parent’s 2021 Long- Term Incentive Plan; (2) 2,242,650 shares of Parent Common Stock subject to outstanding options to purchase Parent Common Stock issued pursuant to the Parent Stock Plans; (3) 3,512,030 shares of Parent Common Stock subject to outstanding Parent restricted stock units granted under the Parent Stock Plans and (4) 3,777,400 shares of Parent Common Stock subject to outstanding performance stock units (assuming maximum performance) granted under the Parent Stock Plans.

(b)    As of the date of this Agreement, the authorized capital stock of Merger Sub I consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and non-assessable and are owned by Parent.

(c)    As of the date of this Agreement, all of the issued and outstanding limited liability company interests of Merger Sub II are owned by Parent.

(d)    All outstanding shares of Parent Capital Stock have been duly authorized and are validly issued, fully paid and non-assessable and are not subject to preemptive rights, rights of repurchase or forfeiture, rights of participation, rights of maintenance or any similar rights. Parent Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and non-assessable and not subject to preemptive rights, rights of repurchase or forfeiture, rights of participation, rights of maintenance or any similar rights. All outstanding shares of Parent Common Stock have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law. Assuming the accuracy of the representations and warranties of the Stockholder in the Accredited Investor Certificate to be delivered pursuant to Section 3.3(a)(vi), Parent Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance with applicable securities Laws and other applicable Laws, regulations and rules of any stock exchange having jurisdiction over Parent. As of the close of business on June 29, 2023, except as disclosed in the Parent SEC Documents or as set forth in this Section 5.2, there are no outstanding: (i) shares of Parent Capital Stock, Voting Debt or other voting securities of Parent; (ii) securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of capital stock, Voting Debt or other voting securities of Parent; or (iii) options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of Parent, or obligating Parent to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are not any stockholder agreements, voting trusts or other agreements to which Parent is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Parent. No Subsidiary of Parent owns any shares of Parent Capital Stock.

Section 5.3    Authority; Binding Obligation.

(a)    Parent and each Merger Sub has all requisite corporate or limited liability company power and authority to execute, deliver and perform this Agreement and the other Parent Documents, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Parent Documents by Parent and Merger Subs, as applicable, and the consummation by Parent and Merger Subs of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action on the part of Parent and each Merger Sub, subject to adoption of this Agreement by Parent as the sole stockholder or sole member, as applicable, of each Merger Sub, and the filing of the Certificates of Mergers with the Office of the Secretary of State for the State of Delaware. This Agreement has been, and upon the execution of each Parent Document, such Parent Document will have been, duly executed and delivered by Parent and, to the extent applicable, each Merger Sub, and, assuming due and valid execution by the Company, constitutes a valid and binding obligation of Parent and each Merger Sub, as applicable, enforceable against Parent and each Merger Sub, as applicable, in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.

(b)    The Parent Board has unanimously approved, adopted and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. The board of directors of Merger Sub I has unanimously approved, adopted and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and resolved to recommend approval and adoption of this Agreement and the transactions contemplated hereby, including the Mergers, by Parent, as sole stockholder of Merger Sub I, in accordance with the DGCL. Parent (i) as the sole member of Merger Sub II, has approved and adopted the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, concurrently with its execution, and (ii) as the sole stockholder of Merger Sub I, has entered into a written consent approving and adopting this Agreement and the transactions contemplated hereby, including the Mergers, effective as of immediately following the execution of this Agreement.

Section 5.4    No Defaults or Conflicts. The execution and delivery of this Agreement and the other Parent Documents and the consummation of the transactions contemplated hereby and thereby by Parent and Merger Subs and performance by Parent and Merger Subs of their respective obligations hereunder and thereunder do not and will not: (a) contravene or conflict with, or result in any violation or breach of, the Organizational Documents of either Parent or Merger Subs, (b) contravene or conflict with, or result in any violation or breach of, any of the terms or provisions of, or constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties under, require the offering or making of any payment or redemption under, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person under, or otherwise adversely affect any rights of Parent or Merger Subs under, or result in the creation of any Encumbrance on any property, asset or right of Parent or Merger Subs, pursuant to any Contract to which Parent or any Merger Sub is a party or by which Parent or any Merger Sub or their respective properties, assets or rights may be bound or affected; or (c) assuming that all Governmental Authorizations in Section 5.5 have been obtained or made, result in any violation or breach of any existing applicable Law or Order of any Governmental Authority having jurisdiction over Parent or Merger Subs or any of their respective properties, except, in the case of clauses (b) and (c), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations or cancellations that, in each case, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Subs to consummate the transactions contemplated hereby.

Section 5.5    Consents. No Governmental Authorization is or will be required to be obtained or made by Parent or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the other Parent Documents by Parent and Merger Subs or the consummation by Parent and Merger Subs of the transactions contemplated hereby and thereby, except for: (a) the filing of a premerger notification report by Parent under, and compliance with other applicable requirements of, the HSR Act, and the expiration or termination of any applicable waiting period with respect thereto; (b) the filing with the SEC of such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (c) the filing of the Certificates of Merger with the Office of the Secretary of State of the State of Delaware; (d) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or any Takeover Laws; (e) any filings under the U.S. federal securities laws required by the Registration Rights Agreement, (f) any filings or listing applications with Nasdaq with respect to the issuance of the Parent Common Stock hereunder and (g) where failure to obtain such Governmental Authorization, would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or to prevent, materially delay or materially impair the ability of Parent and Merger Subs to consummate the transactions contemplated hereby.

Section 5.6    SEC Documents; Financial Statements

(a)    Since January 1, 2021 (the “Applicable Date”), Parent has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, schedules, statements and documents required to be filed or furnished to the SEC by Parent under the Exchange Act (all such forms, reports, certifications, schedules, statements and documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, collectively, the “Parent SEC Documents”). As of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents, as amended, complied, or if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the published rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto, (i) complied, or, in the case of Parent SEC Documents filed after the date of this Agreement, will comply, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the published rules and regulations of the SEC with respect thereto in all material respects, (ii) were, or, in the case of Parent SEC Documents filed after the date of this Agreement, will be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited statements, as permitted by the SEC for quarterly reports on Form 10-Q or other rules and regulations of the SEC) and (iii) fairly present in all material respects in accordance with the applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of Parent and its consolidated Subsidiaries as of their respective dates and their respective consolidated results of operations and cash flows for the periods presented therein.

(c)    Parent has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act). Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Since the Applicable Date, none of Parent, Parent’s outside auditors or the audit committee of the Parent Board has received any written notification of, nor does Parent have Knowledge of, (i) any “significant deficiency” or “material weakness” in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize, and report financial information; or (ii) any fraud, whether or not material, that involves management or other employees of Parent who have a significant role in Parent’s internal control over financial reporting.

Section 5.7    Sufficient Funds. Parent has access to sufficient funds to consummate the First Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby. Parent’s obligations hereunder are not subject to any conditions regarding Parent’s or any other Person’s ability to obtain financing for the consummation of this Agreement and the other transactions contemplated by this Agreement.

Section 5.8    Form S-3 Eligibility. As of the date of this Agreement, Parent is (a) eligible to register the resale of the Parent Common Stock issuable in the transactions contemplated hereby for resale by the Stockholder under Form S-3 promulgated under the Securities Act, (b) a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and (c) not aware of any fact or circumstance that would cause Parent to not qualify as a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act.

Section 5.9    Brokers. Other than TPH&Co., no broker, finder or similar intermediary has acted for or on behalf of Parent or Merger Subs in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Parent or Merger Subs or any action taken by Parent or Merger Subs.

Section 5.10    Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any material portion of its properties or assets that would reasonably be expected, individually or in the aggregate, to materially impair the ability of Parent or Merger Subs to effect the transactions contemplated hereby. As of the date hereof, neither Parent nor Merger Subs are subject to any unsatisfied Order that, individually or in the aggregate, would reasonably be expected to materially impair the ability of Parent or Merger Subs to effect the transactions contemplated hereby.

Section 5.11    Merger Subs’ Activities. Merger Subs were organized, incorporated or formed on June 30, 2023 solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby. Since the date of their organization and prior to (x) the First Effective Time, with respect to Merger Sub I, and (y) the Effective Time, with respect to Merger Sub II, Merger Subs have not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby. Merger Subs have had no operations, have not generated any revenues and have no assets or liabilities other than those incurred in connection with the foregoing and in association with the Mergers as provided in this Agreement.

Section 5.12    No Undisclosed Material Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities, whether absolute, accrued, contingent or otherwise, whether due or to become due, and whether or not required under GAAP to be set forth on a consolidated balance sheet, other than: (a) liabilities adequately provided for in the Parent SEC Documents; (b) liabilities in connection with the negotiation, execution, delivery or performance of this Agreement or the NexTier Merger Agreement or consummation of the transactions contemplated hereby or thereby; (c) liabilities incurred in the ordinary course or business since the date of Parent’s most recent consolidated balance sheet included in the Parent SEC Documents filed prior to the date of this Agreement, and (c) liabilities that have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.13    Reliance. Parent and Merger Subs acknowledge that they and their respective Representatives have been permitted reasonable access to the books and records, facilities, equipment, Tax Returns, Contracts, Insurance Policies (or summaries thereof) and other properties and assets of the Company and the Company Subsidiaries that they and their respective Representatives have desired or requested to see or review, and that they and their respective Representatives have had reasonable opportunity to meet with the officers and employees of the Company and the Company Subsidiaries to discuss the business of the Company and the Company Subsidiaries. Parent and Merger Subs acknowledge that none of the Company, the Stockholder or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information that the Company and the Company Subsidiaries furnished or made available to Parent, Merger Subs and their respective Representatives, except for representations by the Company expressly set forth in Article 4 and in any Company Document, and neither Parent nor Merger Subs has relied on any other express or implied representation or warranty by or on behalf of the Company. Except in the case of Fraud or in respect of any breach of the representations and warranties of the Company expressly set forth in Article 4 or in any Company Document, neither the Company nor any other Person (including any Affiliate of the Company or their respective officers, directors, members, stockholders or partners) shall have or be subject to any liability to Parent or Merger Subs, or any other Person, (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) resulting from Parent’s or Merger Subs’ use of any information, documents or material made available to Parent or Merger Subs (or any omissions therefrom) in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. Except to the extent addressed in any representations and warranties of the Company expressly set forth in Article 4 or in any Company Document, Parent and Merger Subs acknowledge that neither the Company, the Stockholder nor any other Person, directly or indirectly, has made, and neither Parent nor Merger Subs has relied on, any representation or warranty regarding the proforma financial information, financial projections or other forward-looking statements of the Company or any Company Subsidiary, and neither Parent nor Merger Subs will make any claim with respect thereto.

Section 5.14    No Stockholder Vote. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by applicable Law, including any applicable stock exchange rules or regulations, or the Organizational Documents of the Parent, in connection with the Mergers, including in order for Parent to issue shares of Parent Common Stock pursuant to the terms of this Agreement or to consummate the Mergers.

Section 5.15    No Additional Representations. Except for the representations and warranties made in this Article 5 or any Parent Document, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives, except for the representations and warranties made by the Company in this Article 5 or any Parent Document, with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses or (b) any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 5.15 shall limit the Company’s remedies with respect to claims of Fraud arising from or relating to the express written representations and warranties made by Parent and Merger Subs in this Article 5.

ARTICLE 6

COVENANTS

Section 6.1    Conduct of Business of the Company.

(a)    During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 9, except (i) as set forth on Section 6.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as required by this Agreement or any Company Documents, or (iv) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause the Company Subsidiaries to, conduct the respective businesses of the Company and the Company Subsidiaries in the Ordinary Course of Business, and use commercially reasonable efforts to (i) preserve substantially intact the Company’s and the Company Subsidiaries’ business organizations and assets; (ii) keep available the services of the current employees, officers and individual independent contractors of the Company and the Company Subsidiaries; (iii) preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers, officers, employees and individuals engaged as independent contractors the loss of which would be material to the Company and the Company Subsidiaries and other persons with which the Company or any Company Subsidiary has significant business relations; and (iv) keep and maintain the Company’s and the Company Subsidiaries’ assets and properties in good repair and normal operating condition, wear and tear excepted.

(b)    Without limitation of Section 6.1(a), during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 9, other than (i) as set forth on Section 6.1(b) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) as required by this Agreement or any of the Transaction Documents, or (iv) with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit the Company Subsidiaries to:

(i)    transfer, issue, sell, pledge, purchase, redeem, retire, grant or subject to any Encumbrance: (A) any equity interests of the Company or the Company Subsidiaries, or (B) any options, warrants, convertible securities, calls or other rights to purchase or otherwise acquire equity interests of the Company or the Company Subsidiaries;

(ii)    reclassify, combine, split, subdivide or amend the terms of any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(iii)    amend the Organizational Documents of the Company or the Company Subsidiaries;

(iv)     except as required by the terms of any Company Plan in effect as of the date hereof, (A) increase or promise to increase the compensation or benefits of any current or former Service Provider (other than increases in the Ordinary Course of Business of up to five percent (5%) to base salary for Service Providers with an annualized base salary equal to or less than $75,000 before such increase), (B) enter into any employment, consulting or severance agreement with, or grant or agree to pay any severance or termination pay to, any current or former Service Provider (other than (a) entering into any employment agreements or offer letters in the Ordinary Course of Business with Service Providers who are hired as permitted by clause (E) of this Section 6.1(b)(iv), provided that such employment agreements or offer letters will not provide for payment of any retention, transaction, change in control or similar bonuses or payments or any severance benefits (other than (x) statutory severance benefits or termination payments or (y) only with respect to international offer letters or employment contracts, payments or benefits in lieu of notice), or (b) providing severance benefits in the Ordinary Course of Business in accordance with the Severance Practice (as defined in the Company Disclosure Letter)), (C) grant or agree to pay any change of control, transaction, retention or similar payment to, any current or former Service Provider, (D) accelerate or agree to accelerate the vesting or payment of any compensation or benefits under any Company Plan, or (E) hire or terminate the employment (other than for cause) of any Service Provider with target annual compensation in excess of $150,000;

(v)    except as otherwise permitted in accordance with Section 6.1(b)(iv), establish, adopt, materially amend, or terminate any Company Plan or Collective Bargaining Agreement;

(vi)     enter into any commitment for capital expenditures of the Company or the Company Subsidiaries to be made following the Closing in excess of the aggregate amount set forth in the budget (including any applicable exception to such budget line item explicitly permitted in the budget) of the Company and the Company Subsidiaries for such portion of the applicable fiscal year;

(vii)    without duplication of clause (vi), acquire any properties or material amount of assets or sell, assign, license, transfer, convey or otherwise dispose of any of the properties or assets of the Company and the Company Subsidiaries, in each case, with a value in excess of $250,000 individually, or $1,000,000 in the aggregate, except for (A) sales of surplus equipment, (B) sales or acquisitions of inventory in the Ordinary Course of Business or (C) sales, leases or other transfers between and among the Company and the Company Subsidiaries;

(viii)    change its present accounting methods or principles, except as required by GAAP or by the Company’s auditors;

(ix)    (A) make, revoke, or change any material Tax election in a manner inconsistent with past practice, (B) file any material amended Tax Return (except a Tax Return required to obtain one of the tax refunds described on Schedule 6.16(d)), (C) enter into any voluntary disclosure agreement or program with any Tax Authority implicating any material Taxes, (D) change any Tax accounting period, or any method of Tax accounting, (E) settle, compromise, concede, or abandon any material Tax claim or assessment, (F) surrender any right to claim a refund of material Taxes, (G) consent to any extension or waiver of the limitation period applicable to any Tax claim or Tax assessment, (H) enter into any closing agreement (as defined in Section 7121 of the Code) or any other material agreement with a Tax Authority relating to Taxes, in each case of subclauses (A) through (H), outside the Ordinary Course of Business, or (I) bind the Company or Company Subsidiaries to take any action that is prohibited by subclauses (A) through (H) of this Section 6.1(b)(ix);

(x)    incur and draw down on any Indebtedness other than borrowings under the Specified Funded Indebtedness in the Ordinary Course of Business except as otherwise permitted in accordance with Section 6.1(b)(iv);

(xi)    permit the Company or the Company Subsidiaries to enter into or agree to enter into any merger or consolidation with any corporation or other entity, acquire capital stock, equity interests or other securities of any other Person or enter into any joint venture, exclusive dealing, noncompetition or similar Contract or arrangement, except, in each case, for transactions between the Company and/or the Company Subsidiaries;

(xii)    declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any of its equity or ownership interest, except, in each case, for transactions between the Company and/or the Company Subsidiaries;

(xiii)    (A) amend, waive or modify in any material respect, or consent to the termination (excluding any termination occurring without any action by the Company in accordance with the terms thereof) of, any Material Contract or of the Company’s or any of its Subsidiary’s rights thereunder, or (B) enter into any Contract that would be a Material Contract if entered into prior to the date hereof; except, in the case of each of clause (A) and (B), with respect to Company Plans as otherwise permitted in accordance with this Section 6.1 and Section 6.1 of the Company Disclosure Letter; provided, that, in no event shall any master services agreement or similar agreement entered into in the Ordinary Course of Business constitute a Material Contract for purposes of this clause (xiii) so long as it would not otherwise constitute a Material Contract other than pursuant to Section 4.11(v);

(xiv)    enter into any Contract with any Related Person of the Company (other than the establishment or adoption of any Company Plans otherwise permitted in accordance with this Section 6.1 and Section 6.1 of the Company Disclosure Letter);

(xv)    terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material Insurance Policy;

(xvi)    institute, settle, or compromise any Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $100,000 in the aggregate; provided, that (A) neither the Company nor any of its Subsidiaries shall settle or agree to settle any Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s or any Company Subsidiary’s business following Closing and (B) the settlement of any Action with respect to the matters set forth in Schedule SC shall only be made in accordance with the terms and conditions of Schedule SC;

(xvii)    (A) sell, assign, lease, license, sublicense or grant any interest or rights (except for non-exclusive licenses granted in the Ordinary Course of Business) with respect to, or (B) terminate, abandon, waive, allow to lapse or otherwise transfer or otherwise dispose of, or create any Encumbrance, other than Permitted Encumbrances, on any Company Intellectual Property (other than the expiration of Company Intellectual Property in accordance with its maximum statutory term);

(xviii)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix)    conduct a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act);

(xx)    agree in writing to take any action restricted by this Section 6.1(b).

(c)    Following the Adjustment Time, the Company shall not (i) declare, set aside, make or pay any dividend or other distribution on or with respect to any of its equity or ownership interest or (ii) pay any Transaction Expenses (other than any compensatory Transaction Expenses).

(d)    Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company or the Company Subsidiaries before the Closing Date. Before the Closing Date, the Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Company and each Company Subsidiary. If the Company desires to take an action which would be prohibited pursuant to this Section 6.1 without the written consent of Parent, prior to taking such action, the Company may request such written consent by sending an email to all of the individuals set forth in Section 6.1(d) of the Company Disclosure Letter. Any of the individuals set forth in Section 6.1(d) of the Company Disclosure Letter may grant consent on behalf of Parent to the taking of any action that would otherwise be prohibited pursuant to this Section 6.1 by email or such other notice that complies with the provisions of Section 10.5.

Section 6.2    Conduct of Parent Business Pending the Mergers. During the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with Article 9, without the prior written consent of the Stockholder (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any, outstanding Parent Common Stock, except that the foregoing restriction shall not restrict Parent from declaring, setting aside or paying quarterly cash dividends on Parent Common Stock with declaration, record and payment dates consistent with Parent’s past practice and in accordance with Parent’s current dividend policy or (ii) split, combine, reclassify or subdivide Parent Common Stock.

Section 6.3    Access to Information; Retention of Books and Records; Confidentiality; Public Announcements.

(a)    During the period from the date of this Agreement to the earlier of the Closing Date and the termination of the Agreement in accordance with Article 9, the Company shall give Parent, Merger Subs and their respective authorized Representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Company and each Company Subsidiary, including reasonable access to conduct Phase I (but not Phase II without the prior written consent of the Company in its sole discretion) environmental assessments, and shall furnish such financial, operating and other data and information concerning the business and operations of the Company and its Subsidiaries as Parent, Merger Subs or their respective authorized Representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to interfere unreasonably with the businesses or operations of the Company and the Company Subsidiaries and, without the prior written consent of the Company in its sole discretion, neither Parent nor Merger Subs nor any of their Affiliates or Representatives shall, directly or indirectly, conduct any invasive sampling, testing or analysis of any environmental media (including soil, groundwater, surface water, air or sediment) or any building material or perform any testing, sampling, or procedure on any building or real property. Notwithstanding anything to the contrary in this Agreement, neither the Company nor any Company Subsidiary shall be required to provide such access or disclose any such information to Parent, Merger Subs or their respective authorized Representatives, if doing so would (i) result in a waiver of attorney-client privilege, work-product doctrine or similar privilege or (ii) violate any agreement entered into prior to the date of this Agreement or Law which the Company or any Company Subsidiary is a party or to which the Company or any Company Subsidiary is subject; provided that the Company shall use its reasonable best efforts to provide substitute disclosure that would not result in such a waiver or contravention.

(b)    The Stockholder acknowledges and agrees that from and after the Closing, Parent will be entitled to the originals of all books and records of the Company and its Subsidiaries. At the Closing, the Stockholder will promptly deliver to Parent such originals or copies of all books and records of the Company or otherwise confirm such books and records are located at the offices of the Company, as requested by the Parent. The Stockholder may retain a copy of any or all of the books and records relating to the business or operations of the Company and the Company Subsidiaries prior to the Closing. In addition, Parent shall cause the Surviving Company and its Subsidiaries to use commercially reasonable efforts to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company and the Company Subsidiaries in existence at the Closing that are required to be retained under current retention policies for a period of not less than seven years from the Closing Date. From and after the Closing, Parent and the Surviving Company shall (i) give the Stockholder and its authorized Representatives reasonable access during normal business hours to the books and records of the Surviving Company and its Subsidiaries which relate to any period that includes or precedes the Closing Date and which are necessary in connection with any dispute, arbitration or litigation, or in order to enable the Stockholder to comply with its obligations under this Agreement or any Transaction Document, in each case, as the Stockholder or its authorized Representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to interfere unreasonably with the businesses or operations of the Surviving Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, neither the Surviving Company nor any of its Subsidiaries shall be required to provide such access or disclose any information to the Stockholder or its authorized Representatives, if doing so could (1) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (2) violate any agreement or federal, state, provincial, municipal, local or non-U.S. Law to which Parent or any Parent Subsidiary is a party or to which Parent or any Parent Subsidiary is subject.

(c)    Any information provided to or obtained by Parent, Merger Subs or their respective authorized Representatives pursuant to Section 6.3(a) shall constitute “Confidential Information” (herein referred to as “Confidential Information”) as defined in the Confidentiality Agreement, dated as of April 4, 2023, by and between the Company and Parent (the “Confidentiality Agreement”), and shall be held by Parent and Merger Subs in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. In the event of the termination of this Agreement for any reason, Parent and Merger Subs shall comply with the terms and provisions of the Confidentiality Agreement, including returning or destroying all Confidential Information and the non-soliciting and non-hiring of employees of the Company and the Company Subsidiaries, subject, in each case, to the terms of the Confidentiality Agreement.

(d)    No party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that (i) nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is upon advice of counsel required by applicable Law or regulations or the applicable rules of any stock exchange having jurisdiction over the parties hereto or their respective Affiliates, in which case the party making such determination will, if practicable in the circumstances, use reasonable commercial efforts to allow the other parties reasonable time to comment on such release or announcement in advance of its issuance and (ii) the obligation to obtain the prior written consent of the other parties shall not apply to any such press release or other public statement which is consistent with and does not contain any information in excess of any press release or other public statement that was previously made in accordance with the terms of this Section 6.3(d); provided, further, that nothing in this Section 6.3(d) shall (i) prevent any party from issuing any press release or making any public statement in the ordinary course that does not relate specifically to this Agreement or the transactions contemplated hereby or (ii) be deemed to restrict the ability of any party to communicate to its employees or Representatives in a manner that would not be reasonably be expected to require public disclosure by the disclosing party. Notwithstanding the forgoing, the parties acknowledge that Parent is a publicly traded corporation and that Parent may be required to include financial statements and other information relating to the Company and its Subsidiaries and the Surviving Company in documents filed or furnished with the SEC by Parent pursuant to the Securities Act or the Exchange Act, and that this Section 6.3(d) shall not prohibit the inclusion or incorporation by reference of such financial statements or other information in any registration statement, report or other document of Parent or any of its Affiliates to be filed or furnished with the SEC in which Parent or its Affiliate reasonably determines that such financial statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.

(e)    The Stockholder agrees on behalf of itself and its Affiliates that the Company Group Confidential Information shall constitute “Confidential Information” as defined in the Parent Confidentiality Agreement and that it shall be bound by the Parent Confidentiality Agreement as if it were a party thereto. For purposes of this Agreement, “Company Group Confidential Information” consists of all information and data relating to the Company, the Company Subsidiaries or the transactions contemplated hereby, subject to the terms and exceptions contained in the Parent Confidentiality Agreement; provided, that the exception in clause (b) of Section 3 of the Parent Confidentiality Agreement shall not apply. The Stockholder hereby agrees on behalf of itself and its Affiliates that the obligations under this Section 6.3(e) shall survive the Closing for a period of one year following the Closing Date and that the term of the Parent Confidentiality Agreement shall be extended solely with respect to the Company Group Confidential Information.

Section 6.4    Filings and Authorizations; Consummation.

(a)    Subject to the terms and conditions herein, each party hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Law to consummate and make effective as promptly as practicable the Mergers. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b)    Each of the parties hereto shall cooperate with one another in good faith and use its reasonable best efforts to prepare all necessary documentation (including furnishing all information required under the HSR Act or other Competition Laws) to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the transactions contemplated by this Agreement. Subject to applicable Law and the instructions of any Governmental Authority, each party hereto shall (i) provide to the other parties copies of all correspondence between it (or its advisors) and any Governmental Antitrust Entity relating to the Mergers or any of the matters described in this Section 6.4, and (ii) promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to Actions under the HSR Act or other Competition Laws.

(c)    Without limiting the generality of the undertakings pursuant to this Section 6.4, the parties hereto shall (i) as promptly as practicable, but in no event later than five (5) Business Days after the date hereof, submit all filings required under the HSR Act and (ii) as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof, submit all filings required under the Competition Laws listed in Section 6.4(c) of the Company Disclosure Letter. The parties hereto shall respond as promptly as practicable to any request for additional information or documentary material that may be made and under the HSR Act and any requests for information under any other applicable Competition Law. Parent and the Company shall each be responsible for fifty percent (50%) of the fees associated with filings required by the HSR Act and any other applicable Competition Law regardless of whether Parent, the Company or any of the Stockholder or any of their respective Affiliates is required to make the payment, provided that any such amount required to be paid by the Company prior to Closing that remains unpaid at the Closing shall be deemed a Transaction Expense for purposes of this Agreement.

(d)    Each of the parties hereto shall use its reasonable best efforts to take any and all actions necessary to resolve such objections, if any, as may be asserted by any Governmental Antitrust Entity with respect to the Mergers under any Competition Law. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging the Mergers as in violation of any Competition Law, each of the parties hereto shall cooperate and use its reasonable best efforts to contest and resist any such Action, and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Mergers. In connection with and without limiting the foregoing, each of Parent and the Company agrees to use its respective reasonable best efforts to promptly avoid or eliminate each and every impediment under the HSR Act and any other Competition Laws that may be asserted by any Governmental Antitrust Entity, so as to enable the parties hereto to consummate the Mergers as expeditiously as possible; provided, however, that, notwithstanding anything in this Section 6.4 to the contrary, neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent. Without limiting the generality of the foregoing, but on the terms and subject to the conditions of this Agreement, including Section 6.4(e), Parent shall:

(i)    at Parent’s sole cost, use its reasonable best efforts to comply with all restrictions and conditions, if any, imposed or required by any Governmental Antitrust Entity with respect to Competition Laws in connection with granting any necessary clearance or terminating any applicable waiting period, in each case, to the extent a failure to so comply would reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit or make unlawful the consummation of the transactions contemplated by this Agreement, including (1) proposing, negotiating, offering to commit and effect (and if such offer is accepted, committing to and effecting) to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of the Company or its Subsidiaries contemporaneously with or after the Closing and regardless as to whether a third party buyer has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit Parent, its Affiliates, or any of its or their respective Subsidiaries’ freedom of action with respect to, or its ability to retain, the Company or any Company Subsidiary or one or more of the their respective operations, divisions, businesses, products lines, customers or assets, (3) entering into any Order to effectuate any of the foregoing and (4) terminating any Contract or other business relationship of the Company or any of its Subsidiaries as may be required to obtain any necessary clearance of any Governmental Antitrust Entity or to obtain termination of any applicable waiting period under any Competition Laws (such Divestiture or other action described in clauses (1) through (4), a “Regulatory Remedy”), in each case, if such Regulatory Remedy should be reasonably necessary, proper or advisable so as to permit the consummation of the transactions contemplated by this Agreement on a schedule as close as possible to that contemplated herein; and

(ii)    not extend any waiting period or enter into any agreement or understanding with any Governmental Antitrust Entity without the prior written consent of the Company.

(e)    Notwithstanding anything herein to the contrary, neither this Section 6.4 nor the “reasonable best efforts” standard herein shall require, or be construed to require, Parent or any of its Subsidiaries or other Affiliates to (i) waive any of the conditions set forth in Article 7, (ii) take, effect or agree to any Regulatory Remedy unless such Regulatory Remedy is conditioned upon the occurrence of the Closing or is effective on or after the Closing or (iii) take, effect or agree to any Regulatory Remedy that individually or in the aggregate with any other Regulatory Remedy to be taken, effected or agreed to, would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, it being understood that, for purposes of clause (iii), any proceeds received, or expected to be received, from effecting a Regulatory Remedy shall not be taken into consideration in making such determination.

Section 6.5    Further Assurances. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article 9, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

Section 6.6    Officer and Director Indemnification and Insurance.

(a)    Parent and Merger Subs agree that all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring on or prior to the Closing Date existing in favor of the current or former directors, officers, managers or employees of the Company and the Company Subsidiaries and the fiduciaries of any Company Plans (the “Indemnified Parties”), as provided in (i) the respective Organizational Documents or (ii) the indemnification agreements, minutes of any meetings of the boards of directors or any committee of the boards of directors or equivalent governing bodies, in each case, in effect as of the date hereof and, with respect to clause (ii), as described on Section 6.6(a) of the Company Disclosure Letter (the sources of indemnification described in clauses (i) and (ii), collectively, the “Existing Indemnification Arrangements”), shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.

(b)    Parent and the Surviving Company shall, jointly and severally, indemnify all Indemnified Parties in accordance with, and subject to the terms and conditions of, the Existing Indemnification Arrangements to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of or relating to their services as directors, officers, mangers or employees of the Company, the Company Subsidiaries or another Person prior to the Closing Date, if such Indemnified Party is or was serving as a director, officer, manager or employee of such other Person at the request of the Company, or fiduciaries of the Company Plans, whether asserted or claimed at or after or occurring before the Effective Time.

(c)    On or prior to the Closing Date, Parent shall pay for (or provide funds for the Surviving Company to pay for) and bind a noncancelable run-off insurance policy (the “Tail Policy”), and maintain such policy in effect for a period of six (6) years after the Closing Date to provide insurance coverage of not less than the existing coverage, for events, acts or omissions occurring on or prior to the Closing Date for all persons who were directors, managers or officers of the Company or any Company Subsidiary on or prior to the Closing Date, which policy shall contain terms and conditions no less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company; provided, however, that in no event will the Surviving Company be required to expend an annual premium for such coverage in excess of 300% percent of the last annual premium paid by the Company or any of its Subsidiaries for such insurance prior to the date of this Agreement, which amount is set forth in Section 6.6(c) of the Company Disclosure Letter (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Company will obtain, and Parent will cause the Surviving Company to obtain, the greatest coverage available for an annual premium equal to the Maximum Premium.

(d)    Parent hereby acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other Persons or the insurance policy pursuant to Section 6.6(c). Parent hereby agrees that Parent and the Surviving Company will be the indemnitor of first resort (i.e., their obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary).

(e)    The covenants contained in this Section 6.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal Representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f)    In the event that Parent or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent and the Surviving Company shall take all necessary action so that the successors or assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.6.

(g)    Parent agrees that the certificate of incorporation, the bylaws, the limited liability company agreements or comparable Organizational Documents of the Surviving Company after the Closing shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the certificate of incorporation, bylaws and comparable Organizational Document of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing Date in any manner that would adversely affect the rights thereunder in any material respect relating to the indemnification of Persons who at or prior to the Closing were directors, officers, employees or agents of the Company or any of the Company Subsidiaries, unless such modification is required by applicable Law.

Section 6.7    Waiver of Conflicts Regarding Representation. Each party to this Agreement hereby agrees (all such parties, the “Waiving Parties”) that K&E (or any successor thereto) may represent the Stockholder or any direct or indirect director, manager, member, partner, officer, employee, equityholder or Affiliate thereof (the “Stockholder Group”), in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby notwithstanding its representation (or any continued representation) of the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement, and Parent and each of the Company and its Subsidiaries on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Parent and each of the Company and its

Subsidiaries acknowledge that the foregoing provision applies whether or not K&E provides legal services to any member of the Stockholder Group, the Company or any of its Subsidiaries, or each of their respective Affiliates after the Closing Date. Parent and each of the Company and its Subsidiaries, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among K&E, the Company and its Subsidiaries, each member of the Stockholder Group and/or any director, officer, manager, member, equityholder, employee or Representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing (collectively, the “Privileged Communications”), are privileged communications and the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong solely to each member of the Stockholder Group and may be exclusively controlled by each member of the Stockholder Group and shall not pass to or be claimed by Parent or the Company or any of its Subsidiaries, and from and after the Closing, none of Parent, the Company or any of its Subsidiaries, nor any Person purporting to act on behalf of or through Parent, the Company or any of its Subsidiaries or any of the Waiving Parties, will seek to obtain the same by any process. Such Privileged Communications are the property of each member of the Stockholder Group and, from and after the Closing, Parent and each of the Company and its Subsidiaries, on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege or other rights to any evidentiary privilege with respect to any such Privileged Communication occurring prior to the Closing in any Action against or involving any member of the Stockholder Group or their respective Affiliates after the Closing. For the avoidance of doubt, the Privileged Communications may be used by a member of the Stockholder Group or any of their respective Affiliates in connection with any dispute that relates to the transactions contemplated by or in connection with this Agreement. Notwithstanding the foregoing, if a dispute arises between Parent or the Company and any of its Subsidiaries, on the one hand, and a third party other than Stockholder or their respective Affiliates, on the other hand, Parent and the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of Privileged Communications to such third party; provided, however, that neither Parent nor its Subsidiaries (including, following the Closing, the Company and any of its Subsidiaries) may waive such privilege without the prior written consent of the Stockholder. The parties further agree that K&E and its respective partners and employees are third party beneficiaries of this Section 6.7.

Section 6.8    Employee Matters.

(a)    For a period of twelve (12) months following the Closing (the “Continuation Period”), Parent shall, or shall cause its Affiliates (including the Company and the Company Subsidiaries) to, provide each employee who is employed by the Company or any Company Subsidiary on the Closing Date (including any employee on vacation, leave of absence or short- or long-term disability) and who remains employed with the Parent or its Affiliates (collectively, “Continuing Employees”) with (i) a base salary or wage rate, as applicable, and target annual bonus, commission and other short-term cash incentive opportunities that are, in each case, no less favorable than those being provided to each such Continuing Employee immediately prior to the Closing; and (ii) employee benefits (excluding any defined benefit pension, retiree health or welfare, retention, change in control, or transaction-based, equity-based and other long-term cash incentive compensation opportunities or benefits) that are either (A) substantially comparable in the aggregate to the employee benefits provided to each such Continuing Employee immediately prior to the Closing or (B) the same as the employee benefits provided by Parent and its Affiliates to similarly situated employees of Parent and its Affiliates. Notwithstanding the generality of the foregoing, with respect to any Continuing Employee whose employment is terminated by Parent or any of its Affiliates (including the Company and the Company Subsidiaries) during the Continuation Period, Parent shall provide, or shall cause its Affiliates (including the Company and the Company Subsidiaries) to provide, severance benefits to such Continuing Employee, which shall be determined and payable in accordance with the applicable severance benefit plan, agreement or informal policy maintained by the Company or the Company Subsidiary for the benefit of such Continuing Employee immediately prior to the Closing and as set forth on Section 6.8(a)(ii) of the Company Disclosure Letter, taking into account all service with Parent, the Company, the Company Subsidiaries and any of their respective Affiliates in determining the amount of severance benefits payable.

(b)    Following the Closing, Parent shall, or shall cause its Affiliates (including the Company and the Company Subsidiaries) to, (i) provide to Continuing Employees full credit for purposes of eligibility, vesting and, with respect to benefit accrual, for purposes of the calculation of vacation or severance benefits, under any employee benefit plans or arrangements maintained by Parent, the Company or the Company Subsidiaries (each, a “Parent Plan”) for such Continuing Employees’ service with the Company or the Company Subsidiaries (or any predecessor entity) to the same extent recognized by the Company and the Company Subsidiaries under an analogous Company Plan immediately prior to the Closing; provided, however, that no such service shall be recognized to the extent such recognition would result in the duplication of benefits; (ii) use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions, waiting periods, actively-at-work requirements and any other limitations with respect to participation and coverage requirements applicable to the Continuing Employees and his or her dependents or beneficiaries under any Parent Plan that is a welfare benefit plan that such employees may be eligible to participate in after the Closing Date to the extent waived or satisfied by a Continuing Employee under an analogous Company Plan as of the Closing Date; and (iii) use commercially reasonable efforts to provide full credit to the Continuing Employees and their dependents or beneficiaries under any such Parent Plan that is a welfare plan for any co-payments, deductibles and out-of-pocket expenditures paid under an analogous Company Plan during the year in which the Closing Date occurs as though such amounts had been paid in accordance with the terms and conditions of the applicable Parent Plan.

(c)    From and after the Closing Date, except for the Management Holdings Profits Interest Incentive Plan (the treatment of which is addressed in Section 6.8(c) of the Company Disclosure Letter), Parent shall cause the Company and the Company Subsidiaries to (i) continue to operate the Company’s annual cash incentive plans and any other applicable short-term bonus, commission or other cash incentive plan, agreement or arrangement for the performance period that includes the Closing Date, through the end of such performance period, (ii) determine the amounts of such cash incentive compensation to be paid thereunder (together, the “Earned Bonuses”) in a manner that is substantially consistent with the Company’s past practice and (iii) pay to the applicable Continuing Employees the Earned Bonuses in the ordinary course of business (including with respect to all service requirements and forfeiture provisions) and at substantially the same time as such amounts have historically been paid, and otherwise in accordance with the terms of such plan, agreement or arrangement.

(d)    The provisions of this Section 6.8 are solely for the benefit of the parties hereto, and shall not confer upon any Person (including any current or former Service Providers, or any dependents or beneficiaries thereof) any third-party beneficiary rights. Nothing contained in this Section 6.8, whether express or implied, (i) shall be treated as establishing, amending or modifying for any purpose any Collective Bargaining Agreement or Company Plan or any other employee benefit plan or arrangement; (ii) shall alter or limit the ability of Parent, the Company or any of their respective Affiliates to amend, modify or terminate any Collective Bargaining Agreement, Company Plan, Parent Plan or other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; or (iii) is intended to confer upon any current or former Service Provider, any participant in any Company Plan or any dependent or beneficiary thereof, or any other Person any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, including any right to continued receipt of any specific employee benefit.

Section 6.9    Section 280G Matters. To the extent applicable, the Company shall (or shall cause its applicable Affiliates to) solicit (a) waivers from individuals who are “disqualified individuals” (within the meaning of Section 280G) and who have a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would reasonably be expected to constitute “excess parachute payments” (within the meaning of Section 280G) (the “Waived 280G Benefits”, and each such waiver, a “280G Waiver”) and (b) prior to the Closing Date and at least one (1) calendar day following the receipt of the 280G Waivers, the approval of the Stockholder in a manner intended to comply with Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code of any Waived 280G Benefits; provided that the Company shall not be in breach of this covenant solely as a result of the refusal of any disqualified individual to waive the applicable payments and submit them to the applicable stockholder vote, so long as the Company used commercially reasonable efforts to solicit such waiver (provided that the Companies shall not be required to provide any additional value to such disqualified individual in order to receive such waiver). At least one day prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the Stockholder was solicited in accordance with the foregoing provisions and that either (i) the approval of the Stockholder was obtained or (ii) the approval of the Stockholder was not obtained and no Waived 280G Benefits shall be paid or provided. Notwithstanding the foregoing, to the extent that any contract, agreement, plan, or arrangement is entered into by Parent or any of its Affiliates and a disqualified individual in connection with the transactions contemplated by this Agreement before the Closing Date (the “Parent Arrangements”), Parent shall provide a copy of such Parent Arrangement to the Company at least ten (10) calendar days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G; provided that, in any event, the Company’s failure to include the Parent Arrangements in the stockholder voting materials described herein will not result in a breach of the covenants set forth in this Section 6.9 if such failure is due to Parent’s breach of this Section 6.9. The Company shall provide to Parent at least five (5) calendar days prior to seeking the 280G Waivers, drafts of the consent, waiver, disclosure statement and calculations for Parent’s review and comment. The Company shall incorporate any reasonable comments made by Parent prior to seeking the 280G Waivers and soliciting the vote.

Section 6.10    R&W Insurance Policy. In the event Parent or any of its Affiliates obtains a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, a “R&W Insurance Policy”), then (a) the payment of the premium (inclusive of commissions, surplus lines or premium taxes) and underwriting fees required by the R&W Insurance Policy to be paid (the “R&W Policy Premium”) shall be paid by Parent at or following Closing in connection with the issuance of the R&W Insurance Policy, with fifty percent (50%) of the R&W Policy Premium being borne by the Company as a Transaction Expense, and, for the avoidance of doubt, any other costs incurred or due following the Effective Time relating to the R&W Insurance Policy shall be borne solely by Parent and its Affiliates (including the Surviving Company after the Mergers); (b) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry); (c) such R&W Insurance Policy shall expressly waive any claims of subrogation, contribution, assignment, or otherwise, against the Stockholder or its Affiliates (or any direct or indirect past or present shareholder, member, partner, stockholder, employee, director or officer (or the functional equivalent of any such position) of the Stockholder or its Affiliates) (except in the case of Fraud); (d) the Stockholder shall, and shall cause the Company to, use commercially reasonable efforts to cooperate with Parent and its Affiliates and provide assistance as reasonably required to obtain such R&W Insurance Policy prior to Closing and (e) the subrogation waiver described in clause (c) of this Section 6.10 may not be amended or otherwise modified in any manner adverse to the Stockholder or any of the other persons listed in clause (c) of this Section 6.10, without Stockholder’s prior written consent (which consent may be withheld in its sole discretion).

Section 6.11    Section 16 Matters. Prior to the Effective Time, Parent, Merger Subs and the Company shall take all such steps as may be reasonably necessary or advisable to cause any acquisitions of equity securities of Parent (including derivative securities) in connection with this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.12    Stock Exchange Listing. Parent shall timely submit to the Nasdaq a Listing of Additional Shares Notification Form relating to the Stock Consideration (the “Additional Listing Notification”) and shall use its commercially reasonable efforts to promptly respond to any request from the Nasdaq to rectify any identified compliance issues or respond to any questions or provide additional information as required by the Nasdaq.

Section 6.13    Takeover Laws. None of the parties hereto will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated hereby from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

Section 6.14    Specified Claim. The covenants, agreements and terms contained on Schedule SC attached hereto are incorporated by reference.

Section 6.15    Obligations of Merger Subs. Parent shall take all action necessary to cause Merger Subs and the Surviving Company to perform their respective obligations under this Agreement.

Section 6.16    Tax Matters.

(a)    Intended Tax Treatment.

(i)    Parent, each Merger Sub and the Company shall (and shall cause each of its respective Subsidiaries to) use its reasonable best efforts to cause the Mergers to qualify, and shall not take or knowingly fail to take (and shall cause each of its Subsidiaries not to take or knowingly fail to take) any actions that would, or would reasonably be expected to, prevent or impede the Mergers from qualifying for the Intended Tax Treatment; provided, for the avoidance of doubt, the parties shall have no obligation to adjust the amount of the Stock Consideration or the Cash Consideration so as to cause the Mergers to qualify for the Intended Tax Treatment. At the request of the Company, Parent shall (and shall cause each of its Subsidiaries to) use its reasonable best efforts, and cooperate with the Company, to permit the Stockholder to obtain an opinion of counsel regarding the Intended Tax Treatment. Such cooperation shall include, for the avoidance of doubt, the delivery by Parent and Merger Subs of duly executed certificates containing such representations, warranties and covenants as may be reasonably necessary or appropriate to enable such counsel to render any such opinion.

(ii)    Each of Parent and the Company shall notify the other party promptly after becoming aware of any fact that would reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(iii)    This Agreement is intended to constitute, and the parties hereto adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a). To the maximum extent permitted by applicable Law, each of Parent and the Company shall file (and shall cause its respective Subsidiaries and Affiliates to file) all applicable Tax Returns in a manner consistent with the Intended Tax Treatment, and, except to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code, take no position in any Tax audit or Action that is inconsistent with the Intended Tax Treatment.

(b)    Straddle Periods. For purposes of calculating the Income Tax Amount and for purposes of Section 6.16(d), in the case of any taxable year or period that begins before and ends after the Closing Date (a “Straddle Period”), the amount of any income Taxes (or any refunds thereof) attributable to the portion of the Straddle Period ending on the Closing Date shall be determined using a “closing of the books methodology,” except that exemptions, allowances, deductions or credits that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned on a per-diem basis.

(c)    Certain Tax Returns. Parent shall file, or cause to be filed, all Tax Returns required to be filed by the Company or any Company Subsidiary following the Closing Date for any Pre-Closing Tax Period or Straddle Period. With respect to any such Tax Return that is filed, or required to be filed, on or prior to the date the Final Purchase Price is determined pursuant to Section 3.4(c), (i) such Tax Return shall be prepared in accordance with the past practices of the Company and the Company Subsidiaries in preparing their Tax Returns and by taking all Transaction Tax Deductions into account in a Pre-Closing Tax Period (or the portion of a Straddle Period ending on the Closing Date) to the extent deductible therein at a “more likely than not” or higher level of comfort, (ii) Parent shall provide such Tax Return to the Stockholder at least fifteen (15) days prior to the date on which such Tax Return is to be filed, and (iii) Parent shall consider in good faith any reasonable comments received from the Stockholder relating to such Tax Return at least five (5) days prior to the date on which such Tax Return is to be filed.

(d)    Certain Tax Refunds.

(i)    In General. Any refunds of Taxes of the Company and the Company Subsidiaries set forth on Section 6.16(d) of the Company Disclosure Letter that are actually received in cash (or credited against Taxes otherwise payable in lieu of such a refund) (any such amount received in cash or as a credit, a “Stockholder Tax Refund”) shall be for the benefit of the Stockholder.

(ii)    2023 Refunds. Subject to Section 6.16(d)(iv), with respect to any Stockholder Tax Refund that is set forth on the first row under the heading “Tax Refunds Expected” of Section 6.16(d) of the Company Disclosure Letter (the “2023 Refunds”), Parent shall pay, or cause to be paid, such Stockholder Tax Refund to the Stockholder within ten (10) Business Days after such refunds are received or credited.

(iii)    2020/AMT Refunds and ERC. Subject to Section 6.16(d)(iv) and Section 6.16(d)(v), with respect to any Stockholder Tax Refund that is set forth on the second row underneath the heading “Tax Refunds Expected” of Section 6.16(d) of the Company Disclosure Letter (the “2020/AMT Refunds”) or the third row underneath the heading “Tax Refunds Expected” of Section 6.16(d) of the Company Disclosure Letter (the “ERC”), Parent shall pay, or cause to be paid: (A) fifty percent (50%) of any such Stockholder Tax Refund to the Stockholder within ten (10) Business Days after such refund is received or credited; (B) twenty-five percent (25%) of any such Stockholder Tax Refund to the Stockholder on the one-year anniversary of the date when such refund is received or credited (the “First Release Date”); and (C) twenty-five percent (25%) of any such Stockholder Tax Refund to the Stockholder on the two-year anniversary of the date when such refund is received or credited (such date, the “Second Release Date”).

(iv)    Reduction for Out-of-Pocket Costs. Parent shall be entitled to deduct from a Stockholder Tax Refund otherwise payable to the Stockholder (A) pursuant to Sections 6.16(d)(ii) and (iii), any documented, reasonable out-of-pocket costs or expenses incurred by Parent or any of its Affiliates in taking any action requested by the Stockholder to obtain such Stockholder Tax Refund, and (B) pursuant to

Section 6.16(d)(iii)(B) or (C), any documented, reasonable out-of-pocket costs or expenses incurred by Parent or any of its Affiliates in connection with any Tax Audit (as defined below); provided, however, that, in each case, any such costs or expenses may only be deducted from the particular Stockholder Tax Refund to which such costs or expenses relate.

(v)    Reduction for Disallowed Portion. Parent shall be entitled to deduct from a Stockholder Tax Refund otherwise payable to the Stockholder pursuant to Section 6.16(d)(iii)(B) or (C) any Disallowed Portion (as defined below); provided, however, that a Disallowed Portion may only be deducted from the particular Stockholder Tax Refund to which such Disallowed Portion relates.

(vi)    Certain Procedures Related to Tax Audits. If Parent receives notice prior to the Second Release Date of any audit or claim related to the 2020/AMT Refunds or ERC (a “Tax Audit”), Parent shall promptly, and in any event no more than five (5) Business Days following Parent’s receipt of such notice, notify the Stockholder. Parent shall control any such Tax Audit; provided that Parent shall conduct any such Tax Audit diligently and in good faith as if it were the only party in interest. Notwithstanding anything to the contrary in this Section 6.16(d)(vi), Parent shall keep the Stockholder reasonably informed regarding the progress of any such Tax Audit (including by providing copies of material documents and material correspondence with the applicable Tax Authority). The “Disallowed Portion” shall mean the portion of the 2020/AMT Refunds or ERC, as applicable, that is finally determined by a Tax Authority to be disallowed pursuant to any Tax Audit; provided, for the avoidance of doubt, that such final determination shall be the initial final determination of the applicable Tax Authority (prior to any appeal or litigation). If there is no Disallowed Portion as of the First Release Date or the Second Release Date, but there is a pending or ongoing Tax Audit as of such date that could reasonably be anticipated to give rise to a Disallowed Portion, then the amount otherwise payable to the Stockholder pursuant to Section 6.16(d)(iii)(B) or (C), respectively, shall be reduced to the extent necessary so that the amount of the particular Stockholder Tax Refund retained is equal to the lesser of (1) the amount of the applicable Stockholder Tax Refund after taking into account any amount already paid to the Stockholder pursuant Section 6.16(d)(iii)(A) and, if applicable, Section 6.16(d)(iii)(B), and (2) the sum of (i) the reasonably estimated Disallowed Portion that would result if the Tax Audit resulted in a Disallowed Portion and (ii) the amount of costs and expenses described in Section 6.16(d)(iv) that have been incurred (but not yet paid pursuant to Section 6.16(d)(iv)) or are reasonably expected to be incurred; provided, for the avoidance of doubt, that such amounts described in the preceding clauses (1) and (2) may only be deducted from the applicable Stockholder Tax Refund to which such amounts relate. If any amount that otherwise would have been released as of the First Release Date or the Second Release Date, as applicable, is retained pursuant to this Section 6.16(d)(vi) as a result of an ongoing Tax Audit, the remaining portion (if any) of the applicable Stockholder Tax Refund (i.e., net of the Disallowed Portion and amounts described in Section 6.16(d)(iv) with respect to such refund) will be paid over to the Stockholder within ten (10) Business Days after the final resolution of the applicable Tax Audit.

(vii)    Cooperation Related to Stockholder Tax Refunds. Parent shall, or shall cause its Affiliates (including the Company and the Company Subsidiaries) to, take any actions reasonably requested by the Stockholder to timely claim the 2023 Refunds, including the filing of IRS Form 4466 (or any comparable state, local or non-U.S. Tax Return). The Stockholder shall be entitled to take, or cause the Company and its Affiliates to take, any action prior to the Closing in order to obtain any Stockholder Tax Refund, but notwithstanding anything to the contrary stated elsewhere in this Agreement, any costs or expenses incurred therewith shall be borne by the Stockholder (either directly or indirectly) and Parent and its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall have no economic responsibility for such costs or expenses (either directly or indirectly). Following the Closing, Parent shall act in good faith with respect to the 2020/AMT Refunds and ERC, including by taking any actions reasonably requested by the Stockholder related to any such amounts; provided, for the avoidance of doubt, Parent shall not be required to file any amended or similar Tax Return in order to collect the 2020/AMT Refunds or ERC or take any other action in order to collect the 2020/AMT Refunds or ERC that, in each case, Parent determines would impose more than a de minimis cost on Parent that is not reimbursed pursuant to Section 6.16(d)(iv) or otherwise economically borne by the Stockholder.

(viii)    Recovery under R&W Insurance Policy. Notwithstanding anything to the contrary in this Section 6.16(d), any amounts that Parent would otherwise be permitted to retain pursuant to Sections 6.16(d)(iv)(B), (v) or (vi) shall be reduced by the proceeds of any recovery actually received under the R&W Insurance Policy with respect to such amounts.

(e)    Cooperation. Parent, each Merger Sub, the Company, and the Stockholder shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by any other party in connection with the filing of any Tax Returns of the Company or any of the Company Subsidiaries and in connection with any Tax audit, litigation, or other proceeding with respect to the Company or any of the Company Subsidiaries. Such cooperation shall include the retention and (upon a party’s request) the provision of records and information in such party’s control that are reasonably relevant to any such Tax Return or Tax audit, litigation or other proceeding.

Section 6.17    Termination of Affiliate Arrangements. All Contracts between the Company or any of its Subsidiary, on the one hand, and Stockholder or any Related Person of the Company, on the other hand, other than those agreements set forth on Section 6.17 of the Company Disclosure Letter, any Company Plans and any Statutory Plans shall be terminated without any consideration or further liability and without the need for any further documentation, immediately prior to the Closing.

Section 6.18    Financial Information. By August 11, 2023, unless the Effective Time has occurred prior to such date, the Company shall use commercially reasonable efforts to prepare the unaudited consolidated balance sheet of the Company as of June 30, 2023 and the related consolidated statements of operations and comprehensive income (loss), consolidated statements of owners’ equity and consolidated statements of cash flows for the six (6)-month period then ended, in each case, prepared in accordance with GAAP consistently applied, with the exception of the absence of recurring normal audit adjustments, the effect of which would not, individually or in the aggregate, be material, and certain notes or other textual disclosures required under GAAP (the “Q2 Financial Statements”), and assist Parent in its preparation of pro forma financial statements to reflect the consummation of the transactions contemplated hereby or as otherwise prepared in accordance with GAAP and Article 11 of Regulation S-X (it being understood that the Company and its Subsidiaries shall not be responsible for the preparation of such pro forma financial statements themselves).

Section 6.19    Restricted Cash. Parent shall, and shall cause the Surviving Company to, use commercially reasonable efforts to cause the amounts of Restricted Cash identified on Section 6.19 of the Company Disclosure Letter to be released to the Surviving Company or its applicable Subsidiary by posting new letters of credit as soon as reasonably practicable following the Closing Date (and in any event no later than ninety (90) days following the Closing Date). Within ten (10) Business Days following the end of each month during which any such Restricted Cash is so released, the Surviving Company shall pay, or caused to be paid, by wire transfer of immediately available funds to an account designed by the Stockholder, such released Restricted Cash amounts to the Stockholder. Within ninety (90) days following the Closing Date, the Surviving Company shall pay, or caused to be paid, by wire transfer of immediately available funds to an account designed by the Stockholder, an amount equal to the difference between (a) the aggregate Restricted Cash amounts provided on Section 6.19 of the Company Disclosure Letter, minus (b) the aggregate of any amounts previously paid to the Stockholder pursuant to this Section 6.19.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUBS

The obligations of Parent and Merger Subs under this Agreement to effect the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by Parent:

Section 7.1    Representations and Warranties Accurate. Each of (a) the Fundamental Representations of the Company shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date, as though made as of the Closing, except (i) to the extent that any such representation and warranty expressly refers to an earlier date in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) for any de minimis inaccuracy and (b) all other representations and warranties of the Company set forth in Article 4 (other than Fundamental Representations of the Company) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date, as though made as of the Closing (except to the extent that any such representation and warranty expressly refers to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect.

Section 7.2    Performance. The Company and the Stockholder shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by the Company and the Stockholder prior to or on the Closing Date.

Section 7.3    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 7.4    Legal Prohibition. On the Closing Date, there shall exist no Order issued by any Governmental Authority or court of competent jurisdiction or Law which prohibits the consummation of the transactions contemplated under this Agreement.

Section 7.5    Competition Laws. The waiting period (and any extension thereof) under the HSR Act applicable to the Mergers shall have expired or terminated, as applicable, and any other approvals, clearances or expirations of waiting periods under the Competition Laws listed in Section 6.4(c) of the Company Disclosure Letter shall have been obtained.

Section 7.6    Frustration of Closing Conditions. Neither Parent nor Merger Subs may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to effect the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Company:

Section 8.1    Representations and Warranties Accurate. Each of (a) the Fundamental Representations of Parent and Merger Subs shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date, as though made as of the Closing, except (i) to the extent that any such representation and warranty expressly refers to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (ii) for any de minimis inaccuracy and (b) all other representations and warranties of Parent and Merger Subs set forth in Article 5 (other than Fundamental Representations of Parent and Merger Subs) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in such representations and warranties) as of the date of this Agreement and as of the

Closing Date, as though made as of the Closing (except to the extent that any such representation and warranty expressly refers to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent and Merger Subs to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect.

Section 8.2    Performance. Parent and each Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

Section 8.3    No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 8.4    Legal Prohibition. On the Closing Date, there shall exist no Order issued by any Governmental Authority or court of competent jurisdiction or Law which prohibits the consummation of the transactions contemplated under this Agreement.

Section 8.5    Competition Laws. The waiting period (and any extension thereof) under the HSR Act applicable to the Mergers shall have expired or terminated, as applicable, and any other approvals, clearances or expirations of waiting periods under the Competition Laws listed in Section 6.4(c) of the Company Disclosure Letter shall have been obtained.

Section 8.6    Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE 9

TERMINATION

Section 9.1    Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a)    by the mutual consent of Parent and the Company;

(b)    at the election of Parent or the Company if the Closing Date shall not have occurred on or before the date that is 120 days after the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of this Agreement has materially contributed to, or resulted in, the failure to consummate the transactions contemplated hereby by such date;

(c)    by Parent if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing, (i) would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 and (ii) cannot be or has not been cured or waived by Parent by the earlier of (A) one (1) Business Day prior to the Termination Date and (B) twenty (20) Business Days after the giving of written notice to the Company of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this paragraph if Parent or either Merger Sub is then in breach of any of its covenants or agreements set forth in this Agreement, which breach would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2;

(d)    by the Company if Parent or either Merger Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Subs shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing, (i) would result in the failure of any of the conditions set forth in Section 8.1 or Section 8.2 and (ii) cannot be or has not been cured or waived by the Company by the earlier of (A) one (1) Business Day prior to the Termination Date and (B) twenty (20) Business Days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this paragraph if the Company is then in breach of any of its covenants or agreements set forth in this Agreement, which breach would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2; or

(e)    at the election of Parent or the Company, subject to Section 6.4, if a court of competent jurisdiction or other Governmental Authority shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such Order shall have become final and non-appealable and, in the case of any court of competent jurisdiction or other Governmental Authority not in the United States of America, such order would have a Company Material Adverse Effect after giving effect to the transactions contemplated hereby.

The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give notice of such termination to the other party.

Section 9.2    Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, this Agreement shall become void and of no further force and effect and none of the parties hereto shall have any liability in respect of a termination of this Agreement; provided, however, that no party hereto shall be relieved from liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) for Fraud or any willful and intentional breach of any of its covenants or agreements contained in this Agreement prior to termination; and provided, further, that the provisions of Section 6.3(c) (Confidentiality), Section 9.2 (Effect of Termination), Article 10 and the Confidentiality Agreement shall each survive the termination of this Agreement.

Section 9.3    Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees, costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees, costs and expenses, whether or not the transactions contemplated hereby are consummated; provided, however, that (a) Parent and the Company shall be equally responsible for (i) all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, (ii) the R&W Policy Premium paid by Parent pursuant to Section 6.10, and (iii) the fees payable to the Escrow Agent under the Escrow Agreements and (b) if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement. Without limiting either party’s rights to recover fees and expenses pursuant to the terms of this Agreement, in the event this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.

ARTICLE 10

MISCELLANEOUS

Section 10.1    Survival. The representations and warranties set forth in this Agreement and any certificate or other writing delivered pursuant to this Agreement, and any covenants and agreements in this Agreement or in any schedule (other than Schedule SC), exhibit, instrument or other document pursuant to this Agreement, in each case, to be complied with prior to the Closing, shall terminate at Closing, and thereafter none of the parties hereto or any of their Affiliates or any of their respective managers, officers directors, employees, advisors, consultants, agents, stockholders, partners or Representatives shall have any liability whatsoever with respect to any such representation, warranty, covenant or agreement, and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto. The provisions of this Section 10.1 will not, however, prevent or limit any rights or obligations of the parties set forth on Schedule SC or a cause of action for Fraud or brought under Section 10.16 to obtain an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including, for the avoidance of doubt, any obligations of the parties hereto pursuant to Section 3.4(c) and Section 3.4(d) following the Closing or any other covenant herein that contemplates performance after the Closing. For the avoidance of doubt, except in the case of Fraud or with respect to the matters set forth on Schedule SC and Parent’s right to seek recovery and indemnification thereunder on the terms set forth therein, from and after the Closing, Parent and the Surviving Company shall look solely to the R&W Insurance Policy, if applicable, and shall not seek recovery or indemnification from Stockholder, the Company or any of their respective Affiliates, Subsidiaries or direct or indirect equityholders, with respect to any claims, matters or causes of action arising out of or related to any breach of, or inaccuracy in, any representation or warranty of the Company provided in Article 4.

Section 10.2    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 10.3    Entire Agreement. This Agreement, including the Company Disclosure Letter and Exhibits attached hereto, which are deemed for all purposes to be part of this Agreement, the other documents delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties hereto relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties hereto or their Representatives, oral or written, respecting such subject matter. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; the parties hereto specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties hereto in an arm’s-length transaction.

Section 10.4    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties hereto to this Agreement.

Section 10.5    Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by email (so long as no automated “bounceback” response indicating a failure of receipt is received) with receipt confirmed or (c) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Stockholder or to the Company prior to Closing:

BEP Diamond Topco L.P.,

c/o The Blackstone Group L.P.

345 Park Avenue, 43rd Floor

New York, New York 10154

Attention: Darius Sepassi

Email: darius.sepassi@blackstone.com

With a copy to (which shall not constitute notice):

Kirkland and Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Cyril Jones, P.C., Rhett Van Syoc, P.C., and Josh Teahen

Email:	rhett.vansyoc@kirkland.com;
cyril.jones@kirkland.com; and
josh.teahen@kirkland.com

If to Parent or Merger Subs or, after the Closing, the Surviving Company:

Patterson-UTI Energy, Inc.

10713 W. Sam Houston Pkwy N, Suite 800

Houston, Texas 77064

Attention: General Counsel

E-mail: legalnotice@patenergy.com

With a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

811 Main Street, Suite 3000

Houston, Texas 77002

Attention: Tull R. Florey

Email: TFlorey@gibsondunn.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 10.5.

Section 10.6    Exhibits and Disclosure Letters. Any matter, information or item disclosed in any particular section of the Company Disclosure Letter shall be deemed to have been disclosed in the Company Disclosure Letter for all purposes of this Agreement in response to each other representation or warranty in this Agreement to the extent it is reasonably apparent on the face of such disclosure that such item relates or is applicable to, or is properly disclosed under, such other section of the Company Disclosure Letter to which such other representation and warranty corresponds. The inclusion of any matter, information or item in the Company Disclosure Letter shall not be deemed to constitute an admission of any liability by the Company to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

Section 10.7    Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 10.8    Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement. Any purported assignment without such prior written consents shall be void.

Section 10.9    No Third-Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for (a) the Indemnified Parties as set forth in Section 6.6, (b) K&E as set forth in Section 6.7 and (c) the Company Released Parties and the Stockholder Released Parties as set forth in Section 10.11.

Section 10.10    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

Section 10.11    Release.

(a)    Subject to the last sentence of this Section 10.11 and except in the case of Fraud, effective as of the Closing, Parent, each Merger Sub and the Company (as the Surviving Company) agrees (and, from and after the Closing, shall cause their respective Subsidiaries and Affiliates and each of its and their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Parent Releasing Parties”)) to irrevocably and unconditionally release and forever discharge the Stockholder and its Affiliates and each of its and their respective current and former officers, directors, employees, equityholders, partners, stockholders, members, advisors, successors and assigns (other than any such Persons that constitute Continuing Employees) (collectively, the “Stockholder Released Parties”) of and from any and all actions, causes of action, suits, Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or equity which the Parent Releasing Parties may have against any or all of the Stockholder Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Stockholder Released Parties occurring or arising on or prior to the Closing Date:

(i)    arising out of, or relating to, the organization, management or operation of the businesses of the Company or any Company Subsidiary relating to any matter, occurrence, action or activity on or prior to the Closing Date;

(ii)    relating to this Agreement and the transactions contemplated hereby;

(iii)    arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules and Exhibits hereto, the Transaction Documents, or in any certificate contemplated hereby and delivered in connection herewith; and

(iv)    relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Company and the Company Subsidiaries.

(b)    Effective as of the Closing, the Stockholder agrees (and, from and after the Closing, it shall cause its Subsidiaries and Affiliates and each of its and their respective current and former officers, directors, employees, partners, members, advisors, successors and assigns (collectively, the “Stockholder Releasing Parties”)) to irrevocably and unconditionally release and forever discharge Parent, the Company, the Surviving Company and its Subsidiaries and each of its and their respective current and former officers, directors, employees, equityholders, partners, stockholders, Subsidiaries, members, advisors, successors and assigns (collectively, the “Company Released Parties”) of and from any and all actions, causes of action, suits, Actions, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or equity which the Stockholder

Releasing Parties may have against any or all of the Company Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to any of the Company Released Parties occurring or arising on or prior to the Closing Date:

(i)    arising out of, or relating to, the organization, management or operation of the businesses of the Company or any Company Subsidiary relating to any matter, occurrence, action or activity on or prior to the Closing Date;

(ii)    relating to this Agreement and the transactions contemplated hereby;

(iii)    arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules and Exhibits hereto, the Transaction Documents, or in any certificate contemplated hereby and delivered in connection herewith; and

(iv)    relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Parent and its Subsidiaries.

Notwithstanding the foregoing provisions of this Section 10.11, and for the avoidance of doubt, the release and discharge provided for herein shall not release the Stockholder Released Parties or the Company Released Parties of their obligations or liabilities, if any, pursuant to this Agreement or the Transaction Documents that survive the Closing in accordance with their terms.

Section 10.12    Governing Law. This Agreement and the other Transaction Documents and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement and/or the other Transaction Documents or the negotiation, execution or performance of this Agreement and/or the other Transaction Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and/or the other Transaction Documents), shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to the conflict of laws principles thereof that might require the application of the laws of another jurisdiction.

Section 10.13    Exclusive Jurisdiction; Consent to Service of Process. All claims, actions and proceedings (whether in contract or tort) based upon, arising out of or relating to this Agreement and/or the other Transaction Documents or the negotiation, execution or performance of this Agreement and/or the other Transaction Documents (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement and/or the other Transaction Documents) shall be heard and determined exclusively in any state or federal court sitting in the Court of Chancery of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this Section 10.13 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.13 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

Section 10.14    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION THAT INVOLVES THE FINANCING SOURCES), WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.

Section 10.15    Conveyance Taxes. Parent shall bear fifty percent (50%) and Stockholder shall bear fifty percent (50%) of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement (“Conveyance Taxes”). The party required by applicable Law to pay, or file any Tax Return in respect of, such Conveyance Taxes shall do so. If Stockholder is required by Law to pay any such Conveyance Taxes, Parent shall promptly reimburse Stockholder within ten (10) days of receipt of written request from Stockholder for fifty percent (50%) of such Conveyance Taxes. If Parent is required by Law to pay any such Conveyance Taxes, Stockholder shall promptly reimburse Parent within ten (10) days of receipt of written request from Parent for fifty percent (50%) of such Conveyance Taxes. Stockholder and Parent shall cooperate and consult with each other prior to filing any Tax Returns for Conveyance Taxes to ensure that all such Tax Returns are filed in a consistent manner.

Section 10.16    Specific Performance.

(a)    The parties hereto agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

(b)    Each of the parties hereby waives any defenses in any action for specific performance, and agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each of the parties hereto hereby additionally waives any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

(c)    To the extent any party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended by (i) the amount of time during which such Action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such Action.

(d)    In no event shall the exercise of a party’s right to seek specific performance pursuant to this Section 10.16 reduce, restrict or otherwise limit such party’s right to terminate this Agreement pursuant to Section 9.1.

Section 10.17    No Recourse. Except as otherwise expressly provided herein this Agreement may only be enforced against, and any claims or causes of action for breach of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Person shall have any liability for any obligations or liabilities of the parties to this Agreement for any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be subject to the limitations in Section 9.2 and Section 10.1 and may be made only against the entities that are expressly identified as parties hereto. No Person who is not a named party to this Agreement, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation, execution or performance and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

Section 10.18 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, this Agreement shall be reformed, construed and enforced so as to effect the original intent of the parties hereto as closely as possible and so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BEP DIAMOND HOLDINGS CORP.

By:	/s/ John Clunan
Name: John Clunan
Title: President and Chief Executive Officer

BEP DIAMOND TOPCO L.P.

By: BEP DIAMOND TOPCO LLC, its General Partner

By:	/s/ John Clunan
Name: John Clunan
Title: President and Chief Executive Officer

Signature Page – Merger Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

PATTERSON-UTI ENERGY, INC.

By:	/s/ William A. Hendricks, Jr.
Name: William A. Hendricks, Jr.
Title: President and Chief Executive Officer

PJ MERGER SUB INC.

By:	/s/ William A. Hendricks, Jr.
Name: William A. Hendricks, Jr.
Title: President and Chief Executive Officer

PJ SECOND MERGER SUB LLC

By:	/s/ William A. Hendricks, Jr.
Name: William A. Hendricks, Jr.
Title: President and Chief Executive Officer

Signature Page – Merger Agreement